UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

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Swift Energy Company
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 29, 2012

Dear Swift Energy Shareholder:

We cordially invite you to attend our 2012 annual meeting of shareholders on Tuesday, May 8, 2012.

We have enclosed a formal notice of the annual meeting and proxy statement along with a copy of our annual report for the fiscal year ended December 31, 2011. The proxy statement describes the business we will conduct at the annual meeting and provides information about Swift Energy Company that you should consider when you vote your shares. We bring to your attention three recent actions by the Board of Directors of Swift Energy Company:

•	Adopting a corporate governance policy regarding majority voting for election of directors (see page 5);

•	Terminating our shareholder rights plan (see page 13); and

•	Implementing Board and Executive Stock Ownership Guidelines (see page 26).

These actions reflect the Board of Director’s review and consideration of matters that affect or may affect corporate governance of Swift Energy Company. The Board of Directors believes that these actions reflect corporate governance trends, including targeting better alignment of the interest of Swift Energy Company executives and directors with the long-term interest of its shareholders.

Whether or not you can attend the annual meeting of shareholders, it is important that you vote and submit your proxy. We urge you to review the accompanying materials and vote as promptly as possible to ensure the presence of a quorum for the annual meeting.

On behalf of the Board of Directors, thank you for your cooperation and continued support.

Sincerely,

Terry E. Swift

Chairman of the Board and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held May 8, 2012

The annual meeting of shareholders of SWIFT ENERGY COMPANY (the “Company” or “Swift Energy”) will be held at the Hilton Houston North, 12400 Greenspoint Drive, Houston, Texas, on Tuesday, May 8, 2012, at 3:00 p.m., Houston time, for the following purposes:

1.	To elect three Class I directors identified in this proxy statement to serve until the 2015 annual meeting of shareholders, or until their successors are duly qualified and elected;

2.	To increase the number of shares of common stock that may be issued under the First Amended and Restated Swift Energy Company 2005 Stock Compensation Plan (the “2005 Plan”);

3.	To amend the Swift Energy Company Employee Stock Purchase Plan (the “ESPP”) to increase the number of shares of the Company’s common stock available for issuance under the plan by up to 500,000 additional shares;

4.	To ratify the selection of Ernst & Young LLP as Swift Energy’s independent auditor for the fiscal year ending December 31, 2012;

5.	To conduct a non-binding advisory vote on the compensation of Swift Energy’s named executive officers as presented in this proxy statement; and

6.	To conduct such other business as may properly be presented at the annual meeting, or at any and all adjournments or postponements thereof.

A record of shareholders has been taken as of the close of business on March 16, 2012, and only shareholders of record on that date will be entitled to vote at the annual meeting, or any adjournment or postponement thereof. A complete list of shareholders will be available commencing April 27, 2012, and may be inspected during normal business hours prior to the annual meeting at the offices of the Company, 16825 Northchase Drive, Suite 400, Houston, Texas 77060. This list will also be available at the annual meeting.

By Order of the Board of Directors,

March 29, 2012	Bruce H. Vincent President and Secretary

Your Vote Is Important!

Whether or not you plan to attend the annual meeting of shareholders, we urge you to vote and submit your proxy as promptly as possible to ensure the presence of a quorum for the annual meeting. For additional instructions on voting your shares, please refer to the proxy materials.

Page
PROXY STATEMENT	1

Solicitation	1
Availability of Proxy Materials	1
Voting Information	1

PROPOSAL 1 — ELECTION OF DIRECTORS	5

Class I Director Nominees	5

CONTINUING MEMBERS OF THE BOARD OF DIRECTORS	7

Class I Directors	7
Class II Directors	7
Class III Directors	7
Affirmative Determinations Regarding Independent Directors and Financial Experts	8
Meetings of Independent Directors	8
Meetings and Committees of the Board	9
Board Leadership Structure; Role in Risk Oversight	10
Compensation of Directors	11
Nominations for Directors	12
Compensation Committee Interlocks	13
Corporate Governance and Insider Participation	13
Related-Party Transactions	14
Director Emeritus	14

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	16

Security Ownership of Certain Beneficial Owners	16
Security Ownership of Management	17

EXECUTIVE OFFICERS	18

EXECUTIVE COMPENSATION	19

Compensation Discussion and Analysis	19
Compensation Policies and Practices as They Relate to Risk Management	27
Compensation Committee Report	28
Summary Compensation Table	29
Grants of Plan-Based Awards	31
Outstanding Equity Awards at Fiscal Year-End	32
Option Exercises and Stock Vested	35
Potential Payments Upon Termination or Change in Control	36
Conditions and Covenants	39

PROPOSAL 2 — TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK THAT MAY BE ISSUED UNDER THE FIRST AMENDED AND RESTATED SWIFT ENERGY COMPANY 2005 STOCK COMPENSATION PLAN	40

Executive Summary	40
Summary of the 2005 Plan	40
Federal Income Tax Considerations	44
Equity Compensation Plan Information	47
Board Recommendation	47

PROPOSAL 3 — TO AMEND THE SWIFT ENERGY COMPANY EMPLOYEE STOCK PURCHASE PLAN TO INCREASE THE NUMBER OF SHARES OF THE COMPANY’S COMMON STOCK AVAILABLE FOR ISSUANCE UNDER THE PLAN BY UP TO 500,000 ADDITIONAL SHARES	48

Board Recommendation	49

PROPOSAL 4 — RATIFICATION OF SELECTION OF ERNST & YOUNG LLP AS SWIFT ENERGY COMPANY’S INDEPENDENT AUDITOR FOR THE FISCAL YEAR ENDING DECEMBER 31, 2012	51

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SWIFT ENERGY COMPANY

16825 Northchase Drive, Suite 400

Houston, Texas 77060

(281) 874-2700

PROXY STATEMENT

for the

2012 ANNUAL MEETING OF SHAREHOLDERS

Solicitation

These proxy materials are being made available to Swift Energy Company’s (“Swift Energy” or the “Company”) shareholders beginning on or about March 29, 2012. The Board of Directors (the “Board”) of Swift Energy is soliciting your proxy to vote your shares of Swift Energy common stock at the annual meeting of shareholders (the “Annual Meeting”) to be held at the Hilton Houston North, 12400 Greenspoint Drive, Houston, Texas, on Tuesday, May 8, 2012, at 3:00 p.m., Houston time. The Board is soliciting proxies to give all shareholders the opportunity to vote on the matters that will be presented at the Annual Meeting. This proxy statement provides you with the information on these matters to assist you in voting your shares.

Availability of Proxy Materials

We are using the e-proxy rules of the U.S. Securities and Exchange Commission (“SEC”). Accordingly, we are making this proxy statement and related proxy materials available on the Internet pursuant to the SEC’s rules that allow companies to furnish proxy materials to stockholders through a “notice and access” model using the Internet. The “Notice and Access Rule” removes the requirement for public companies to automatically send shareholders a full hard-copy set of proxy materials and allows them instead to deliver to their shareholders a Notice of Internet Availability of Proxy Materials (“Notice”) and to provide online access to the documents. We have mailed a Notice on or about March 29, 2012, to all shareholders of record on March 16, 2012, who are the shareholders entitled to vote at the Annual Meeting.

Voting Information

What is a proxy?

A proxy is your legal designation of another person or persons (the “proxy” or “proxies”) to vote on your behalf. By voting your shares as instructed in the materials you received, you are giving the designated proxies appointed by the Board the authority to vote your shares in the manner you indicate on your proxy card.

Who are the proxies appointed by the Board of Directors for the Annual Meeting?

The proxies for the Company appointed by the Board are the following representatives of Swift Energy:

Terry E. Swift	Chairman of the Board and Chief Executive Officer
Bruce H. Vincent	President, Secretary and Director
Alton D. Heckaman, Jr.	Executive Vice President and Chief Financial Officer

Who is qualified to vote?

You are qualified to receive notice of and to vote at the Annual Meeting if you own shares of Swift Energy common stock at the close of business on our record date of Friday, March 16, 2012.

How many shares of Swift Energy common stock are entitled to vote at the Annual Meeting?

As of March 16, 2012, there were 42,824,356 shares of Swift Energy common stock issued, outstanding and entitled to vote at the Annual Meeting. Each share of Swift Energy common stock is entitled to one vote on each matter presented.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

Most of our shareholders hold their shares through a broker, trustee or other nominee rather than having the shares registered directly in their own name. There are some distinctions between shares held of record and those owned beneficially that are summarized below.

Shareholder of Record – If your shares are registered directly in your name with our transfer agent, you are the shareholder of record of the shares. As the shareholder of record, you have the right to grant a proxy to vote your shares to the Company or another person, or to vote your shares in person at the Annual Meeting.

Beneficial Owner – If your shares are held through a broker, trustee or other nominee, it is likely that they are registered in the name of the nominee and you are the beneficial owner of shares held in “street name.” As the beneficial owner of shares held for your account, you have the right to direct the registered holder to vote your shares as you instruct, and you also are invited to attend the Annual Meeting. Your broker, trustee or other nominee has provided a voting instruction card for you to use in directing how your shares are to be voted. However, since a beneficial owner is not the shareholder of record, you may not vote your shares in person at the meeting unless you obtain a legal proxy from the registered holder of the shares giving you the right to do so.

If I am a shareholder of record, how do I vote?

You may vote using any of the following methods:

Via the Internet – You may vote by proxy via the Internet by following the instructions provided in either the Notice or proxy card.

By Telephone – You may vote by proxy by calling the number found on the proxy card.

By Mail – If you request printed copies of the proxy materials by mail, you may vote by proxy by completing the proxy card and returning it in the envelope provided.

In Person – If you are a shareholder of record, you may vote in person at the Annual Meeting. We will give you a ballot during the meeting.

If I am a beneficial owner of shares held in street name, how do I vote?

You may vote using any of the following methods:

Via the Internet – You may vote by proxy via the Internet by following the instructions provided in either the Notice or the voting instruction form provided by your broker, trustee or other nominee.

By Telephone – You may vote by proxy by calling the number found on either the Notice or the voting instruction form provided by your broker, trustee or other nominee.

By Mail – If you request printed copies of the proxy materials by mail, you may vote by proxy by completing the voting instruction form provided by your broker, trustee or other nominee and returning it in the envelope provided.

In Person – If you are a beneficial owner of shares held in street name and you wish to vote in person at the Annual Meeting, you must obtain a legal proxy from the organization that holds your shares.

Can I receive more than one Notice?

Yes. If you received multiple Notices, you may hold your shares in different ways (e.g., joint tenancy, trusts or custodial accounts) or in multiple accounts. You should vote on each Notice card you receive.

What are the Board’s recommendations on how I should vote my shares?

The Board recommends that you vote your shares as follows:

Proposal 1 —	FOR the election of all nominees for Class I directors identified in this proxy statement, with terms to expire at the 2015 annual meeting of shareholders;

Proposal 2 —	FOR the increase in the number of shares of common stock that may be issued under the First Amended and Restated Swift Energy Company 2005 Stock Compensation Plan;

Proposal 3 —	FOR the amendment of the Swift Energy Company Employee Stock Purchase Plan to increase the number of shares of Swift Energy common stock available for issuance under the plan by up to 500,000 shares;

Proposal 4 —	FOR the ratification of the selection of Ernst & Young LLP as Swift Energy’s independent auditor for the fiscal year ending December 31, 2012; and

Proposal 5 —	FOR the approval of the compensation of Swift Energy’s named executive officers as presented in this proxy statement.

What are my choices when voting?

Proposal 1 — You may cast your vote in favor of electing the nominees as directors or withhold your vote on one or more nominees.

Proposals 2, 3, 4 and 5 — You may cast your vote “for” or “against” or you may abstain with respect to each proposal.

How will my shares be voted if I do not specify how they should be voted?

If you vote by proxy, the individuals named on the proxy card (your “proxies”) will vote your shares in the manner you indicate. If you sign and return the proxy card without indicating your instructions, your shares will be voted as follows:

Proposal 1 —	FOR the election of all nominees for Class I directors identified in this proxy statement, with terms to expire at the 2015 annual meeting of shareholders;

Proposal 2 —	FOR the increase in the number of shares of common stock that may be issued under the First Amended and Restated Swift Energy Company 2005 Stock Compensation Plan;

Proposal 3 —	FOR the amendment of the Swift Energy Company Employee Stock Purchase Plan to increase the number of shares of Swift Energy common stock available for issuance under the plan by up to 500,000 shares;

Proposal 4 —	FOR the ratification of the selection of Ernst & Young LLP as Swift Energy’s independent auditor for the fiscal year ending December 31, 2012; and

Proposal 5 —	FOR the approval of the compensation of Swift Energy’s named executive officers as presented in this proxy statement.

How are votes withheld, abstentions and broker non-votes treated?

Votes withheld and abstentions are deemed as “present” at the Annual Meeting and are counted for quorum purposes. For Proposal 1, the election of directors, votes withheld will have the same effect as not voting, and for other proposals, abstentions will have the same effect as a vote against the matter. Broker non-votes, if any, while counted for general quorum purposes, are not deemed to be “present” with respect to any matter for which a broker does not have authority to vote and also have the same effect as not voting.

Can I change my vote after I have voted?

You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting. If you submit a vote and wish to change it prior to the Annual Meeting, you may vote again via the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted), by signing and returning a new proxy card or voting instruction form with a new date, or by attending the Annual Meeting and voting by ballot at the Annual Meeting.

What vote is required to approve each proposal?

For Proposal 1, although our Bylaws provide for directors to be elected by a plurality of the votes cast by the holders of shares entitled to vote at the meeting, in December 2011 we adopted a majority voting policy for directors in uncontested elections which will apply at the 2012 annual meeting of shareholders.

The remaining proposals each require the affirmative vote of the holders of a majority of the shares entitled to vote on, and that voted for or against or expressly abstained with respect to, each proposal.

Who pays the cost of this proxy solicitation?

The cost of preparing, printing and mailing the proxy materials and soliciting proxies is paid by Swift Energy. The Company will also request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares of Swift Energy common stock as of the record date and will reimburse these entities for the costs of forwarding the proxy materials in accordance with customary practice. Your cooperation in promptly voting your shares will help to avoid additional expense.

Is this proxy statement the only way the proxies are being solicited?

In addition to this solicitation by the Board, employees of Swift Energy may solicit proxies in person or by mail, delivery service, telephone or facsimile, without additional compensation. The Company has also retained Georgeson Inc. to act as a proxy solicitor in conjunction with the Annual Meeting. The Company has agreed to pay this firm $10,500, plus reasonable out of pocket expenses, for standard proxy solicitation services.

PROPOSAL 1 — ELECTION OF DIRECTORS

Swift Energy has three classes of directors. Every year, each director of one class is elected to serve a three-year term or until his or her successor has been duly elected and qualified. Messrs. Clyde W. Smith, Jr., Terry E. Swift and Charles J. Swindells, incumbent Class I directors, have been nominated by the Board to stand for re-election as Class I directors.

Although Swift Energy’s Bylaws provide for directors to be elected by a plurality of votes cast by holders of shares entitled to vote in the election of directors at a meeting of the shareholders at which a quorum is present, in 2011 we amended our Principles for Corporate Governance to require that in an uncontested election all nominees of the Board standing for re-election shall tender an irrevocable resignation that will become effective upon both a director’s failure to receive a majority of the votes cast in such election and Board acceptance of such resignation. Upon the failure of a director to receive a majority of votes cast, the Corporate Governance Committee shall promptly consider, and make a recommendation to the Board regarding, whether to accept or reject the tendered resignation, or whether other action should be taken. The Board must act on the tendered resignation, and publicly disclose its decision and the rationale behind it, within 90 days from the date of the certification of the election results. This policy provides for independent directors to make determinations as to director resignation and sets out a range of remedies in the event of a majority withhold vote. Please refer to our Principles for Corporate Governance, which are available at www.swiftenergy.com, for a full description of this policy.

Current Composition of the Board
Class I Directors: (standing for reelection at this Annual Meeting for term to expire at 2015 annual meeting)	Clyde W. Smith, Jr. Terry E. Swift Charles J. Swindells

Class II Directors: (term to expire at 2013 annual meeting)	Greg Matiuk Bruce H. Vincent

Class III Directors: (term to expire at 2014 annual meeting)	Deanna L. Cannon Douglas J. Lanier

The biographies of each of the nominees and continuing directors below contain information regarding the person’s service as a director of Swift Energy, business experience, director positions with other companies held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that were considered by the Corporate Governance Committee and the Board in determining that the person should serve as a director for the Company.

Class I Director Nominees

Clyde W. Smith, Jr., 63, has served as a director of Swift Energy since 1984. Since January 2002, Mr. Smith has served as President of Ascentron, Inc., an electronics manufacturing services company. From May 1998 until January 2002, Mr. Smith served as General Manager of D.W. Manufacturing, Inc., d/b/a Millennium Technology Services, an electronics manufacturer acquired by Ascentron, Inc. in January 2002. Mr. Smith is a Certified Public Accountant and holds the degree of Bachelor of Business Administration in Management. His qualifications to serve on the Board include his extensive business management experience and wealth of accounting knowledge.

Terry E. Swift, 56, has served as a director of Swift Energy since May 2001 and as Chairman of the Board since June 1, 2006. He has been Chief Executive Officer of the Company since May 2001 and was President of the Company from November 1997 to November 2004. He also served as Chief Operating Officer from 1991 to February 2000 and as Executive Vice President from 1991 to 1997. Mr. Swift served in other progressive positions of responsibility since joining the Company in 1981. He holds the degrees of Bachelor of Science in Chemical Engineering and Master of Business Administration. He is the son of the late A. Earl Swift, founder of Swift Energy, and the nephew of Virgil N. Swift, Director Emeritus. His qualifications to serve as a Board member include his 31 years of service with the Company, and his decades of technical oil and gas industry experience.

Charles J. Swindells, 69, has served as a director of Swift Energy since February 2006. Ambassador Swindells is currently a Senior Advisor to Bessemer Trust. Ambassador Swindells served as a Senior Advisor of Evercore Wealth Management, a unit of Evercore Partners, from June 2009 until December 31, 2010. He served as Vice Chairman, Western Region of U.S. Trust, Bank of America Private Wealth Management from 1993 until 2001, and again from 2005 until his retirement in January 2009, and he also is a director on the Board of The Greenbrier Companies, Inc., an international supplier of transportation equipment and services to the railroad industry. Ambassador Swindells served as United States Ambassador to New Zealand and Samoa from 2001 to 2005. Ambassador Swindells also served as Chairman of the Board of a non-profit board of trustees for Lewis & Clark College in Portland, Oregon, from 1998 until 2001. He holds the degree of Bachelor of Science in Political Science. Ambassador Swindells is qualified to serve on the Board as his several years of service as an Ambassador of the United States, along with his business experience, have enabled him to bring to the Board a unique mix of political, legislative and international knowledge and experience.

Subject to our new majority voting policy for the election of directors, Swift Energy’s Bylaws provide that a plurality of the votes cast by holders of shares entitled to vote is necessary to elect each nominee. Brokers do not have discretion to vote on this proposal without your instruction. If you do not instruct your broker how to vote on this proposal, your broker will deliver a non-vote.

The Board of Directors unanimously recommends that shareholders vote “FOR”

all director nominees identified in this proxy statement to serve as Class I directors.

The persons named as proxies in these proxy materials, unless authority is withheld by a shareholder on a proxy card, intend to vote “FOR” the election of all nominees named in this proxy statement standing for election as Class I directors. If any nominee should become unavailable or unable to serve as a director, the persons named as proxies may vote for a substitute nominee, or the size of the Board may be reduced accordingly; however, the Board is not aware of any circumstances likely to render any nominee unavailable.

CONTINUING MEMBERS OF THE BOARD OF DIRECTORS

Class I Directors

The biographies for the Class I director nominees are set forth above under “Proposal 1—Election of Directors.”

Class II Directors

Greg Matiuk, 66, has served as a director of Swift Energy since September 2003. After 36 years of service, Mr. Matiuk retired from ChevronTexaco Corporation in May 2003, having served as Executive Vice President, Administrative and Corporate Services since 2001. From 1998 until 2001, he was Vice President, Human Resources and Quality and, from 1996 to 1998, he served as Vice President of Strategic Planning and Quality. Mr. Matiuk began his career at Chevron Corporation in 1967 as a production and reservoir engineer. He holds the degrees of Bachelor of Science in Geological Engineering and Executive Master of Business Administration. Mr. Matiuk was inducted into the Academy of Geological Engineering and Sciences of Michigan Technological University in 2001 in recognition of his professional excellence and service. He was chosen as a Board member due to his decades of experience in various facets of the energy industry.

Bruce H. Vincent, 64, was elected as a director of Swift Energy in May 2005. He was appointed President of the Company in November 2004 and Secretary of the Company in February 2008, having previously served as Secretary from August 2000 until May 2005. Mr. Vincent previously served as Executive Vice President—Corporate Development from August 2000 to November 2004, and as Senior Vice President—Funds Management from 1990 (when he joined the Company) to 2000. He is currently the Immediate Past Chairman of the Independent Petroleum Association of America. Mr. Vincent holds the degrees of Bachelor of Arts and Master of Business Administration and brings a wealth of business management and finance experience to the Board.

Class III Directors

Deanna L. Cannon, 51, has served as a director of Swift Energy since May 2004 and as the Chair of the Audit Committee since May 2010. Ms. Cannon is President of Cannon & Company CPAs PLC, a privately held consulting firm. She served as a shareholder and director of Corporate Finance Associates of Northern Michigan, an investment banking firm, from February 2005 to June 2010. She served Miller Exploration Company as Chief Financial Officer and Secretary from November 2001 to December 2003, as Vice President—Finance and Secretary from June 1999 to November 2001 and as a director of one of its wholly owned subsidiaries from May 2001 to December 2003. Miller Exploration Company was a publicly held independent oil and gas exploration and production company that was acquired by Edge Petroleum Corporation in December 2003. Previously, Ms. Cannon was employed in public accounting for 16 years. Ms. Cannon holds a Bachelor of Science degree in Accounting and is a Certified Public Accountant. We believe Ms. Cannon’s qualifications to serve on the Board include her wealth of accounting and financial knowledge, as well as her public company and industry-specific experience.

Douglas J. Lanier, 62, has served as a director of Swift Energy since May 2005 and currently serves as Lead Director at each executive session of the independent directors. Mr. Lanier retired in 2004 as Vice President of ChevronTexaco Exploration & Production Company, Gulf of Mexico Business Unit. He began his career with Gulf Oil Company in 1972 and served in various positions until 1989, when Mr. Lanier was appointed Assistant General Manager–Production for Chevron USA Central Region in Houston. He served in subsequent appointments until he joined

Chevron Petroleum Technology Company as President in 1997. In October 2000, he was appointed Vice President of the Gulf of Mexico Shelf Strategic Business Unit. Mr. Lanier holds the degree of Bachelor of Science in Petroleum Engineering and is a member of the Society of Petroleum Engineers. Mr. Lanier was inducted into the University of Tulsa College of Engineering Hall of Fame in 2003. We believe Mr. Lanier is qualified to serve on the Board as he is an industry veteran with decades of experience in the energy industry.

Affirmative Determinations Regarding Independent Directors and Financial Experts

The Board has determined that each of the following directors is an “independent director” as such term is defined in Section 303A of the Listed Company Manual of the New York Stock Exchange, Inc. (“NYSE”): Deanna L. Cannon, Douglas J. Lanier, Greg Matiuk, Clyde W. Smith, Jr., and Charles J. Swindells. Five of seven directors will be independent after the 2012 Annual Meeting if the Class I nominees are reelected. These independent directors represent a majority of the Company’s Board of Directors. Messrs. T. Swift and Vincent are not independent directors because they also serve as officers of the Company.

The Board has also determined that each member of the Audit, Compensation and Corporate Governance Committees of the Board meets the independence requirements applicable to those committees prescribed by the NYSE and the SEC. Further, the Board has determined that Deanna L. Cannon, Audit Committee Chair, and Clyde W. Smith, Jr., also a member of the Audit Committee, are each an “audit committee financial expert,” as such term is defined in Item 407(d) of Regulation S-K promulgated by the SEC.

The Board reviewed the applicable standards for Board member and Board committee independence and the criteria applied to determine “audit committee financial expert” status, as well as the answers to annual questionnaires completed by each of the independent directors. On the basis of this review, the Board made its independence and “audit committee financial expert” determinations.

Meetings of Independent Directors

At each executive session of the independent directors, the Lead Director presides. Mr. Lanier was elected as Lead Director by the independent directors in May 2010. For purposes of Rule 303A.03 of the NYSE Listed Company Manual, the term “independent directors” is equivalent to “non-management directors.”

Meetings and Committees of the Board

The Board has established the following standing committees: Audit, Compensation, Corporate Governance and Executive Committees. Descriptions of the membership and functions of these committees are set forth below. The following chart identifies the committees upon which each member of the Board serves, the chairs of the committees, and the number of meetings and actions by consent of the Board and the committees during 2011:

	Board of Directors	Audit	Compensation	Corporate Governance	Executive
Number of meetings held in 2011	7	5	5	5	1
Number of actions by consent in 2011	3	0	0	0	0

Terry E. Swift	C				C
Deanna L. Cannon	M	C		M
Douglas J. Lanier	M		M		M
Greg Matiuk	M		M	C	M
Clyde W. Smith, Jr.	M	M	C
Charles J. Swindells	M	M	M	M
Bruce H. Vincent	M				M

C = Chair

M = Member

During 2011, each director attended at least 75% of the aggregate of (i) the total number of meetings of the Board and (ii) the total number of meetings of all committees of the Board on which he or she served.

Audit Committee

The Audit Committee assists the Board in fulfilling its responsibilities with respect to oversight in monitoring: (i) the integrity of the financial statements of the Company; (ii) Swift Energy’s compliance with legal and regulatory requirements; (iii) the independent auditor’s selection, qualifications and independence; and (iv) the performance of Swift Energy’s internal audit function and independent auditor. The committee is required to be comprised of three or more non-employee directors, each of whom is determined by the Board to be “independent” under the rules promulgated by the SEC under the Securities Exchange Act of 1934 (the “Exchange Act”) and meets the financial literacy and experience requirements under the rules or listing standards established by the NYSE, all as may be amended from time to time. In addition, at least one member of the committee must satisfy the definition of “audit committee financial expert” as such term may be defined from time to time under the rules promulgated by the SEC. The Board has determined that Ms. Cannon and Mr. Smith qualify as audit committee financial experts and that each member of the Audit Committee is independent as defined in the NYSE Listed Company Manual and the rules of the SEC, and each meets the financial literacy and experience requirements established by the NYSE. A report of the Audit Committee appears later in this proxy statement. Ms. Cannon (Committee Chair) and Messrs. Smith and Swindells are members of the Audit Committee.

Compensation Committee

The Compensation Committee discharges the responsibilities of the Board relating to compensation of the Company’s executive officers. This includes evaluating the compensation of the executive officers of the Company and its affiliates and their performance relative to their compensation to assure that such executive officers are compensated effectively in a manner consistent with the strategy of Swift Energy, competitive practices, and the requirements of the appropriate regulatory bodies. In addition, this committee evaluates and makes recommendations to the Board regarding the compensation of the directors. The Compensation Committee also evaluates and approves any amendment, some which may require shareholder approval, to the Company’s existing equity-related plans and approves the adoption of any new equity-related plans, subject to shareholder and Board approval. The Compensation Committee is required to be comprised of at least three directors who are non-employee directors and determined by the Board to be independent under SEC rules and the NYSE’s listing standards. The Board has determined that all Compensation Committee members are independent as defined by the NYSE listing standards or rules of the SEC and NYSE. The report of the Compensation Committee is included below. Messrs. Smith (Committee Chair), Lanier, Matiuk and Swindells are members of the Compensation Committee.

Corporate Governance Committee

The Corporate Governance Committee identifies individuals qualified to become directors, nominates candidates for directorships and also recommends to the Board the membership of each of the Board’s committees. This committee may consider nominees recommended by shareholders upon written request by a shareholder in accordance with the procedures for submitting shareholder proposals. The Corporate Governance Committee develops, monitors and recommends to the Board corporate governance principles and practices applicable to Swift Energy. The committee also assists management of the Company in identifying, screening and recommending to the Board individuals qualified to become executive officers of the Company. In addition, this committee administers the Company’s Conflicts of Interest Policy. The Corporate Governance Committee is required to be comprised of at least three directors who are non-employee directors and determined by the Board to be independent under the NYSE listing standards and the rules of the SEC. Messrs. Matiuk (Committee Chair) and Swindells and Ms. Cannon are members of the Corporate Governance Committee and, as determined by the Board, all are independent as defined in the NYSE listing standards and rules of the SEC.

Executive Committee

The Executive Committee is authorized to act for the Board at times when it is not convenient for the full Board to act as an assembled board, except where full Board action is required by applicable law. Any action taken by the Executive Committee is required to be reported at the next full Board meeting. Messrs. T. Swift (Committee Chair), Matiuk, Lanier and Vincent are members of the Executive Committee.

Board Leadership Structure; Role in Risk Oversight

Under Swift Energy’s Bylaws, the Board of Directors may choose the same person to serve as the Chairman of the Board and the Company’s Chief Executive Officer. The Board believes that the Chief Executive Officer bears the primary responsibility for managing the day-to-day business of Swift Energy and is best informed about the Company’s overall strategic direction, which makes him the best person to lead the Company’s Board of Directors and ensure that key strategic business and governance issues are considered by the Board. Swift Energy’s Board of Directors has appointed Mr. Terry E. Swift to serve in both of these positions. Mr. T. Swift has served as the Chief Executive Officer of Swift Energy since May 2001, as Chairman of the Board since June 1, 2006, and as a director of the Company since May 2000. The Board believes that having Mr. T. Swift fill both roles remains the best leadership structure for Swift Energy at this time. Following most meetings of the Board, the Lead Director presides over an executive session of the independent members of the Board.

The full Board is responsible for general oversight of enterprise risk concerns inherent in our business. At each Board meeting the Board receives reports from members of our senior management that help the Board assess the risks we face in the conduct of our business. Members of our senior technical staff frequently make presentations to the Board about current and planned exploration and development activities that may subject us to operational and financial risks. In addition, the Audit Committee reviews the effectiveness of our internal controls over financial reporting, which are designed to address risks specific to financial reporting with our internal auditors and independent accountants at least annually. Through the Company’s independent Audit, Compensation, and Corporate Governance committees, Swift Energy has established processes for the effective oversight of critical issues, such as integrity of our financial statements, corporate governance, executive compensation, and selection of directors and director nominees.

Compensation of Directors

In accordance with its charter, the Compensation Committee periodically evaluates the compensation of non-employee directors for service on the Board and on Board committees. The Compensation Committee, in consultation with an independent compensation consultant, recommends annual retainer and meeting fees for non-employee directors and fees for service on Board committees, sets the terms and awards of any stock-based compensation and submits these recommendations to the Board of Directors for approval subject to shareholder approval, if required. Directors who are also employees of the Company receive no additional compensation for service as directors. The following table shows compensation for non-employee directors for 2011:

Annual Board Retainer	$42,500
Annual Meeting Fee Payment	$12,500	(1)
Annual Committee Retainer	$5,000	(2)
Committee Premiums:
Audit Committee Chair	$15,000	(3)
Compensation Committee Chair	$10,000	(4)
Corporate Governance Committee Chair	$8,000	(4)
Executive Committee Member	$8,000
Lead Director Premium	$8,000
Annual Restricted Stock Grant Value	$130,000	(5)

(1)	Annual meeting fee paid for a minimum of five meetings.
(2)	Annual fee for serving on one or more committees.
(3)	Annual fee for a minimum of four meetings.
(4)	Annual fee for a minimum of two meetings.
(5)

Number of restricted shares to be determined, based on the closing stock price on the day after the annual meeting. Restrictions on restricted shares lapse as to one-third of such shares each year beginning on the first anniversary of the grant date and, subject to a one-year service restriction, restrictions on all shares lapse when a director ceases to be a member of the Board.

The following table sets forth certain summary information regarding compensation paid or accrued by the Company to or on behalf of the Company’s non-employee directors for the fiscal year ended December 31, 2011:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compen- sation ($)	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings ($)	All Other Compen- sation ($)(2)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Deanna L. Cannon	$78,015	$130,032	$—	$—	$—	$—	$208,047
Douglas J. Lanier	$78,227	$130,032	$—	$—	$—	$—	$208,259
Greg Matiuk	$78,324	$130,032	$—	$—	$—	$—	$208,356
Clyde W. Smith, Jr.	$73,284	$130,032	$—	$—	$—	$—	$203,316
Charles J. Swindells	$63,413	$130,032	$—	$—	$—	$—	$193,445

(1)

The amounts in columns (c) and (d) reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for awards granted during that year. Assumptions used in the calculation of these amounts are included in footnote 6 to the Company’s audited financial statements for the fiscal year ended December 31, 2011, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

(2)	No perquisites are included in this column as to any independent director, as in the aggregate perquisites for any director during 2011 did not exceed $10,000.

Nominations for Directors

Identifying Candidates

The Corporate Governance Committee, in consultation with the Chairman of the Board, is responsible for identifying and screening potential director candidates and recommending qualified candidates to the Board for nomination. It is the Committee’s policy to consider recommendations of potential candidates from current directors and shareholders. Shareholders’ nominations for directors must be made in writing and include the name, age, business and residence addresses of the recommended nominee, the class and number of shares, if any, of Swift Energy stock which are beneficially owned by the recommended nominee, and any other information required to be disclosed in the Company’s proxy statement by rules promulgated by the SEC. Additionally, the recommendation must include the name and address of the shareholder, the number of shares of the Company’s stock that the shareholder beneficially owns, and the period for which the shareholder has held such shares. Nominations must be addressed as follows and received no later than March 9, 2013, and no earlier than February 7, 2013, in order to be considered for the next annual election of directors:

Corporate Governance Committee Chair

Swift Energy Company

c/o Office of the Corporate Secretary

16825 Northchase Drive, Suite 400

Houston, Texas 77060

Qualifications

The Board codified standards for directors in the Board’s Principles for Corporate Governance. These principles provide that the Board should encompass a diverse range of talent and perspectives, skill and expertise sufficient to provide sound and prudent guidance with respect to the Company’s operations and interests. The Principles for Corporate Governance also provide that at all times a majority of the Board must be “independent directors” as defined from time to time by the listing requirements of the New York Stock Exchange and any specific requirements established by the Board. The Corporate Governance Committee has not established a specific minimum or maximum age, education, years of business experience or specific types of skills for potential director candidates, but, in general, consideration is given to each candidate’s reputation, mature judgment, career specialization, relevant technical skills, diversity and the extent to which the candidate would fill a present need on the Board.

The Company’s Principles for Corporate Governance require that each director:

•	understand Swift Energy’s business and the marketplaces in which it operates;

•	regularly attend meetings of the Board and of the Board committee(s) on which he or she serves;

•	review the materials provided in advance of meetings and any other materials provided to the Board from time to time;

•

monitor and keep abreast of general economic, business and management news and trends, as well as developments in Swift Energy’s competitive environment and Swift Energy’s performance with respect to that environment;

•	actively, objectively and constructively participate in meetings and the strategic decision-making processes;

•	share his or her perspective, background, experience, knowledge and insights as they relate to the matters before the Board and its committees;

•

be reasonably available when requested to advise the CEO and management on specific issues not requiring the attention of the full Board but where an individual director’s insights might be helpful to the CEO or management; and

•	be familiar and comply in all respects with the Code of Ethics and Business Conduct of the Company.

We have not adopted a specific written policy with respect to diversity; however, the Corporate Governance Committee considers principles of diversity as a factor in evaluating nominees to recommend for service on our Board. As part of the Board’s succession planning and annual self-assessment process, the Board reviews the diversity of specific skills and characteristics necessary for the optimal functioning of the Board in its oversight of the Company over both the short and longer term. The Board’s succession planning requires the Corporate Governance Committee and the Board to assess the skill areas currently represented on the Board and those skill areas represented by directors expected to retire or leave the Board in the near future against the target skill areas established annually by the Board, as well as recommendations of directors regarding skills that could improve the overall quality and ability of the Board to carry out its function. The Board then establishes the specific target skill areas or experiences that are to be the focus of a director search, when necessary. Specific qualities or experiences could include matters such as experience in the Company’s industry, financial or technological expertise, experience in situations comparable to the Company’s, leadership experience and relevant geographical experience. The effectiveness of the Board’s diverse mix of skills and experiences is also considered and reviewed as part of each Board self-assessment.

Nomination of Candidates

In determining whether to nominate a candidate, either from an internally generated or shareholder recommendation, the Corporate Governance Committee will consider the composition and capabilities of existing board members, as well as additional capabilities considered necessary or desirable in light of existing and future Company needs. The Corporate Governance Committee also exercises its independent business judgment and discretion in evaluating the suitability of any recommended candidate for nomination.

Compensation Committee Interlocks

During 2011, the Compensation Committee of the Board consisted of Messrs. Smith, Lanier, Matiuk and Swindells, all of whom are independent directors. To the Company’s knowledge, there are no compensation committee interlocks involving members of the Compensation Committee or other directors of the Company.

Corporate Governance and Insider Participation

Rights Agreement Expiration

Effective March 1, 2012, the Board of Directors approved acceleration of the Company’s Rights Agreement, which had been in place since August 1997. The Company filed a Form 8-K on March 5, 2012 detailing this matter.

Other Governance Procedures

Part of the Company’s historical and ongoing corporate governance practices is the Company’s policy that requires officers, directors, employees and certain consultants of the Company to submit annual disclosure statements regarding their compliance with the Company’s Conflicts of Interest Policy. A management representation letter is provided to the Corporate Governance Committee of the Board regarding the results of the annual disclosure statements and management’s assessment of any potential or actual conflicts of interest. Based on this assessment and further discussion with management, the Corporate Governance Committee then directs management on what additional action, if any, the Committee determines is necessary to be undertaken with regard to any potential or actual conflict of interest or related-party transaction.

The Company also requires that officers, directors, employees and certain consultants of the Company provide an annual reaffirmation of the Company’s Code of Ethics and Business Conduct. A copy of the Code of Ethics and Business Conduct is redistributed in connection with this requirement, and each person is asked to reaffirm and re-acknowledge that they have reviewed and refreshed their knowledge of the provisions of the Code of Ethics and Business Conduct and will comply with such Code. They also reaffirm their understanding that their continued service to the Company is dependent upon compliance with the Company’s Code of Ethics and Business Conduct. In addition, all officers, directors, employees and certain consultants are required to annually recertify their understanding of, and adherence to, the Company’s Insider Trading Policy. A copy of the Insider Trading Policy is also redistributed in connection with this requirement.

Each of the Audit, Compensation and Corporate Governance Committees has a charter. Each such charter is reviewed annually by the applicable committee, and all of the charters are reviewed by the Corporate Governance Committee. The committee charters, the Board-adopted Principles for Corporate Governance and the Code of Ethics and Business Conduct are applicable to all employees, directors and consultants and are posted on the Company’s website at www.swiftenergy.com. The committee charters, Principles for Corporate Governance and Code of Ethics and Business Conduct are also available in print, without charge, to any shareholder who requests a copy. Requests should be directed to the Company’s Investor Relations Department at 16825 Northchase Drive, Suite 400, Houston, Texas 77060; by telephone at (281) 874-2700 or (800) 777-2412; or by email to info@swiftenergy.com.

In addition, the Code of Ethics for Senior Financial Officers and Principal Executive Officer, as adopted by the Board, is posted on Swift Energy’s website, where the Company also intends to post any waivers from or amendments to this Code of Ethics.

Related-Party Transactions

We receive research, technical writing, publishing, and website-related services from Tec-Com Inc., a corporation located in Knoxville, Tennessee, which is controlled by the aunt of the Company’s Chairman of the Board and Chief Executive Officer. This relationship is presented to the Corporate Governance Committee each year in the annual disclosure statement process as described above in “Corporate Governance and Insider Participation—Other Governance Procedures.” We paid approximately $0.6 million to Tec-Com for such services pursuant to the terms of the contract between the parties in 2011, 2010 and 2009. The contract was renewed July 1, 2010, on substantially the same terms as the previous contract and expires June 30, 2013. We believe that the terms of this contract are consistent with unrelated third-party arrangements for similar services.

The Company has not adopted a formal related-party transaction policy. As a matter of corporate governance policy and practice, all related-party transactions are presented and considered by the Corporate Governance Committee of the Company’s Board of Directors. See discussion set forth above under “Corporate Governance and Insider Participation—Other Governance Procedures” regarding the Conflicts of Interest Policy and related annual disclosure process used to identify and evaluate related-party transactions, if any, disclosed by our directors, officers and employees.

Director Emeritus

Mr. Virgil Swift served as a director from 1981 until the 2005 annual meeting of shareholders, at which time he was given the honorary title of Director Emeritus. As this is an honorary distinction, no compensation is paid to Mr. V. Swift as Director Emeritus. The full Board concluded that the service of Mr. V. Swift, due to his extensive experience with Swift Energy and the oil and gas industry, was an invaluable asset to the Company, and thus a consulting agreement was entered into with him. As such, Mr. V. Swift regularly attends Board and committee meetings. Mr. V. Swift received compensation during 2011 pursuant to a consulting agreement which has been in effect since July 2000 and was renewed on similar terms effective July 1, 2006 and amended on February 25, 2009. In 2011, Mr. V. Swift was paid approximately $5,200 per month under the consulting agreement. Pursuant to such agreement and amendments, Mr. V. Swift provides advisory services to key employees, officers and directors, and as otherwise requested by the Chairman of the Board and Chief Executive Officer or by the President. The

monthly payment will increase by four percent (4%) per year as a result of an annual inflation provision. The consulting agreement is terminable by either party without cause upon two weeks’ written notice. Upon a change of control during the term of the consulting agreement, all outstanding stock options held by Mr. V. Swift will become 100% vested.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

The following table sets forth information concerning the shareholdings of each person who, to the Company’s knowledge, beneficially owned more than five percent of the Company’s outstanding common stock as of March 2, 2012:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (# of shares)		Percent of Class
BlackRock, Inc. 40 East 52nd Street New York, New York 10022	4,699,159	(1)	11.0%
EARNEST Partners, LLC 1180 Peachtree Street NE, Suite 2300 Atlanta, Georgia 30309	2,304,716	(2)	5.4%
The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, Pennsylvania 19355	2,326,363	(3)	5.4%

(1)

Based on ay Schedule 13G dated January 6, 2012, BlackRock, Inc. is a parent holding company in accordance with SEC Rule 13d-1(b)(1)(ii)(G) and holds sole voting and dispositive power as to all shares owned.

(2)

Based on a Schedule 13G dated February 10, 2012, EARNEST Partners, LLC, is an investment advisor in accordance with SEC Rule 13d-1(b)(1)(ii)(E) and holds sole voting power as to 955,825 shares, shared voting power as to 426,597 shares and sole dispositive power as to all 2,304,716 shares.

(3)

Based on a Schedule 13G dated February 6, 2012, The Vanguard Group, Inc. is an investment advisor in accordance with SEC Rule 13d-1(b)(1)(ii)(E) and holds sole voting power as to 65,197 shares, sole dispositive power as to 2,261,166 shares and shared dispositive power as to 65,197 shares.

Security Ownership of Management

The following table sets forth information concerning the shareholdings of the members of the Board, the Named Executive Officers as defined on page 31 of this proxy statement, and all executive officers and directors as a group, as of March 2, 2012:

Name of Beneficial Owner	Position	Amount and Nature of Beneficial Ownership(1)(2) (# of shares)		Percent of Class
Terry E. Swift	Chairman of the Board and Chief Executive Officer	571,023		1.3%
Deanna L. Cannon	Director	27,170		(3)
Douglas J. Lanier	Director	30,560		(3)
Greg Matiuk	Director	36,060		(3)
Clyde W. Smith, Jr.	Director	46,381	(4)	(3)
Charles J. Swindells	Director	18,670		(3)
Bruce H. Vincent	Director, President and Secretary	421,101		1%
Alton D. Heckaman, Jr.	Executive Vice President and Chief Financial Officer	267,608		(3)
Robert J. Banks	Executive Vice President and Chief Operating Officer	174,660		(3)
James P. Mitchell	Senior Vice President—Commercial Transactions and Land	88,573		(3)
Steven L. Tomberlin	Senior Vice President—Resource Development and Engineering	164,486		(3)
All executive officers and directors as a group (12 persons)		1,896,798		4.4%

(1)

Unless otherwise indicated below, the persons named have sole voting and investment power, or joint voting and investment power with their respective spouses, over the number of shares of the common stock of the Company shown as being beneficially owned by them, less the shares set forth in this footnote. The amounts include unvested restricted stock awards for each individual named in the table. The table also includes the following shares that were acquirable within 60 days following March 2, 2012, by exercise of options granted under the Company’s stock plans: Mr. Swift—231,092; Ms. Cannon—6,000; Mr. Lanier—0; Mr. Matiuk—10,000; Mr. Smith—10,000; Ambassador Swindells—0; Mr. Heckaman—118,265; Mr. Vincent—185,923; Mr. Banks—91,592; Mr. Mitchell—43,239; Mr. Tomberlin—13,232; and all executive officers and directors as a group—725,325.

(2)	None of the persons named have pledged as security any of the amounts reported in this table.
(3)	Less than one percent.
(4)	Mr. Smith disclaims beneficial ownership as to 1,000 shares held in a Roth IRA for the benefit of Mr. Smith’s son.

EXECUTIVE OFFICERS

The Board appoints the executive officers of the Company annually. Information regarding Terry E. Swift, Chief Executive Officer, and Bruce H. Vincent, President, is set forth previously in this proxy statement under “Board of Directors.” Set forth below is certain information, as of the date of this proxy statement, concerning the other executive officers of the Company.

Robert J. Banks, 57, was appointed Executive Vice President and Chief Operating Officer in February 2008, prior to which appointment he served as Vice President—International Operations & Strategic Ventures since 2006. Mr. Banks has also served as Vice President—International Operations of the Company’s subsidiary, Swift Energy International, since he joined the Company in 2004. Mr. Banks has held senior-level positions and led international units for Vanco Energy Company, Mosbacher Energy Company, Kuwait Foreign Petroleum Company and Santa Fe International Corporation. Mr. Banks holds the degree of Bachelor of Science.

Alton D. Heckaman, Jr., 55, was appointed Executive Vice President of Swift Energy in November 2004 and Chief Financial Officer in August 2000. He previously served as Senior Vice President—Finance from August 2000 until November 2004 and served in other progressive positions of responsibility since joining the Company in 1982. He is a Certified Public Accountant and holds the degrees of Bachelor of Business Administration in Accounting and Master of Business Administration.

James P. Mitchell, 57, was appointed Senior Vice President—Commercial Transactions and Land in February 2003. He previously served as Vice President—Land and Property Transactions from December 2001 to February 2003 and Vice President—Land from 1996 to 2001. He served in other progressive positions of responsibility since joining the Company in 1987. Mr. Mitchell holds the degree of Bachelor of Arts in History and Business Law.

Steven L. Tomberlin, 54, was appointed Senior Vice President—Resource Development and Engineering in February 2012. Mr. Tomberlin previously served as Vice President—Resource Development and Engineering from December 2009 to February 2012, and as Director of Reservoir Management and Technology from 2008 (when he joined the Company) to 2009. Prior to joining the Company, Mr. Tomberlin held key positions with BP Production America as Performance Unit Leader—Decommissioning from February 2008 to October 2008 and as Manager—Operations Technical Group from January 2005 to January 2008. He has over thirty years of experience in the oil and gas industry in the areas of exploration and development of properties in the Mid-Continent, Gulf Coast onshore and Gulf of Mexico areas. Mr. Tomberlin holds the degree of Bachelor of Science in Chemical Engineering.

Barry S. Turcotte, 41, was appointed Vice President and Controller in December 2009 and serves as the Company’s principal accounting officer under SEC guidelines. He previously served as Assistant Controller from April 2005 until December 2009 and served in other progressive positions of responsibility after joining the Company in 2001. He has over nineteen years of experience in the accounting profession, both in public accounting firm practice and in the energy industry. Mr. Turcotte is a Certified Public Accountant and holds the degrees of Bachelor of Business Administration in Accounting and Master of Business Administration.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

Our executive compensation program is designed to reward our officers, including the Named Executive Officers in the Summary Compensation Table (“NEOs”), for doing an effective job of creating long-term value for stockholders. Adhering to this goal of our compensation program, the “at risk” pay of our CEO, which is the proportion of his compensation determinant on Swift Energy’s performance, comprised 88% of his 2011 total compensation reported in the Summary Compensation Table.

Our executive compensation program has three primary components (base salary, annual cash bonus, and long-term incentive equity awards) and our Compensation Committee considers each an essential element in managing total compensation. Due to the intense competition for executive talent in the oil and gas industry, especially in Houston, Texas, the Compensation Committee deems it critical to utilize benchmarking and current marketplace data provided by our compensation consultant, Towers Watson, both when setting target levels of compensation and when making pay decisions to ensure we keep our top performing officers. The target total compensation for our NEOs set at the beginning of 2011 was near the 50th percentile of current marketplace data and the actual total compensation paid to our NEOs in early 2012 for 2011 performance was marginally higher than the 50th percentile level, although our CEO’s total compensation for 2011 was lower than 50th percentile of current marketplace data for other chief executive officers in our industry. These higher levels in actual pay were a result of our Compensation Committee awarding above target annual cash bonus and/or long-term incentive awards primarily due to exceeding several 2011 operational and financial objectives.

We refer you to our Annual Report on Form 10-K, primarily “Management’s Discussion and Analysis of Financial Conditions and Results of Operations,” where we have detailed our full financial and operating results for 2011, which our Compensation Committee considers strong, especially considering the significant decline in natural gas prices during the latter part of the year. Further detail of our 2011 performance is included in this Compensation Discussion and Analysis; however, the following 2011 highlights are at the heart of the Company’s efforts to achieve long-term value for our shareholders and were determinative in the Compensation Committee’s pay decisions:

•	Annual Production increased 26% from 2010 levels and exceeded our 2011 objective;

•	Proved reserves surpassed our 2011 objective to record levels and 20% over 2010 levels;

•	In executing part of our strategic plans, we added several key oil and gas prospects and acreage to an already existing diverse portfolio of short- and long-term opportunities;

•	Through prudent spending during 2011, we strengthened our balance sheet and favorably executed strategic financing transactions;

•	Cash Flow from Continuing Operations increased 44% from 2010 levels; and

•	Earnings per Share (Diluted) increased 65% from 2010 levels.

After reviewing 2011 performance and considering the marketplace benchmarking information provided by our Compensation Consultant, the following pay actions were made during February 2012:

•	Five of our six NEOs received a cash bonus above their 2011 targeted amount, with our CEO receiving 155% of his target, which was a 20% decrease from 2010;

•

Our NEOs received long-term incentive equity awards ranging between 80% and 130% of their targeted amount (50th percentile of position specific market data), with our CEO receiving 90% of his target, which was a 9.4% decrease when compared to 2010 levels; and

•	Each NEO received a salary increase of 3%, other than one of our Senior Vice Presidents who received a 10% raise due to his promotion.

To further align our executive officers’ interests with the interests of stockholders, the Board of Directors adopted Board and Executive Stock Ownership Guidelines on March 1, 2012, which apply to each of our NEOs. The administrator of the guidelines has determined that all covered officers are in compliance with the ownership guidelines, which are more fully described below.

Swift Energy’s Pay-for-Performance Philosophy

Our executive compensation program is based on a pay-for-performance philosophy intended to align the interests of our officers with those of our stockholders and to support the long-term business objectives and corporate values that steer success. Our Compensation Committee and, when applicable, our executive officers, use pay-for-performance principles in making executive compensation decisions. In 2008, for example, even though they were eligible for a percentage of their bonus target, the Board did not award cash bonuses to executive officers due to underperformance and the beginning of a worldwide recession. The Committee usually will exercise discretion as to the compensation of our NEOs, but compensation decisions are always linked to performance of the Company. Likewise, as a result of strong performance in 2010, the Compensation Committee approved correspondingly higher bonuses for our Named Executive Officers than had been awarded in prior years. While the Company surpassed many of its operational and financial objectives during 2011, overall performance was slightly down compared to 2010. As a result, many of our NEO’s cash bonus and/or long-term incentive amounts were lower in 2011 than in 2010.

Leadership Structure

SEC regulations require disclosure regarding the compensation of our Named Executive Officers. For this proxy statement, Terry Swift, Chief Executive Officer (CEO); Bruce Vincent, President; Alton Heckaman, Executive Vice President and Chief Financial Officer (EVP & CFO); Robert Banks, Executive Vice President and Chief Operating Officer (EVP & COO); James Mitchell, Senior Vice President—Commercial Transactions and Land (SVP-CTL); and Steven Tomberlin, Senior Vice President—Resource Development and Engineering (SVP-RDE) comprise the Named Executive Officers.

Independent Compensation Consultant and Use of Benchmarking and Marketplace Data

Towers Watson, a global professional services firm, serves as our independent compensation consultant and reports directly to the Compensation Committee. Since 2008, Towers Watson has provided the Committee with benchmarking and marketplace data on executive compensation design and position specific data on each element. All of the data provided by Towers Watson is for companies in the same industry and of similar size to Swift Energy. The ultimate executive compensation program design and compensation decisions regarding our NEOs lie in the hands of our Compensation Committee; however, the consultation, peer and position-specific current and historic benchmarking data, and the assessment of our annual cash bonus and long-term incentive design provided by Towers Watson are important elements in the Committee’s overall executive compensation decisions.

To be successful recruiting and retaining top talent in the current highly competitive oil and gas industry in Houston, Texas, we believe it is necessary and appropriate to benchmark our executive compensation program against our relevant peers to ensure we properly retain our leaders. The market data provided by our compensation consultant is not used in any formulaic or statistical manner to determine our NEO’s compensation program or actual Committee pay decisions. Used as a critical point of reference, this data helps our Compensation Committee identify and evaluate pay trends in our industry and determine whether they are appropriate to implement at Swift Energy.

In February 2011, Towers Watson provided historic and current benchmarking and marketplace compensation data that assisted the Committee both in making actual pay decisions for 2010 performance and for setting 2011 target levels for annual cash bonus and long-term incentive awards.

Similarly in February 2012, Towers Watson provided current 2012 marketplace data that assisted the Committee in making pay decisions for 2011 performance.

Industry Peer Group

The companies chosen by the Committee for the peer group represent companies of similar size and scope in the exploration and production sector of the energy industry and/or are companies that compete in the Company’s core areas of operation for both business opportunities and executive talent. The peer group changes from time to time due to business combinations, asset sales and other types of transactions that cause peer companies to no longer exist or to no longer be comparable. The Committee approves all revisions to the peer group. The Company’s 2011 peer group was as follows:

ATP Oil & Gas Corp. Berry Petroleum Cabot Oil & Gas Clayton Williams Energy Comstock Resources Denbury Resources Forest Oil	McMoRan Exploration Newfield Exploration Petrohawk Energy Petroquest Energy Pioneer Natural Resources Plains Exploration & Production	Quicksilver Resources Range Resources Southwestern Energy SM Energy Stone Energy Ultra Petroleum

In February 2012, the Committee reviewed the peer group list for application in 2012 and future compensation benchmarking. Several new peers were added to replace companies that were either no longer relevant or no longer existed due to a business combination. This new peer group includes:

ATP Oil & Gas Corp. Berry Petroleum Clayton Williams Energy Comstock Resources Denbury Resources Energy XXI (Bermuda) Forest Oil	McMoRan Exploration Newfield Exploration Oasis Petroleum Penn Virginia Petroleum Development Petroquest Energy Plains Exploration & Production	Quicksilver Resources Rosetta Resources SM Energy Stone Energy Ultra Petroleum

Compensation Committee’s Performance Review

Our Compensation Committee evaluates our corporate performance, as well as each officer’s individual performance, in its determination of actual annual incentive cash bonuses and long-term equity incentive awards.

•

Our Committee uses quantitative formulas only as a tool to measure one aspect of performance and does not use specific formulas to determine compensation, nor do they assign exact weights to the factors they consider; rather, our Committee’s decisions reflect their judgment taking all factors into consideration.

•

The Committee’s determinations are based on subjective evaluations of the actual performance against corporate and individual performance criteria, and benchmarking information, with assistance from our independent compensation consultant.

Corporate Performance

The Committee’s review of corporate performance consists of reviewing financial and operating measures set at the beginning of each year that emphasize long-term operational and financial plans. Multiple measures are used to ensure that no single aspect of performance is driven in isolation. In order to ensure that our officers advance multiple corporate strategies and objectives in parallel, versus emphasizing or weighting one or two at the expense of others, formula-based performance assessments are not used. The Committee considers the following measures as part of their review:

•	Relative Total Shareholder Return – represents the percentage change in our stock price from one period to another.

•	Our Committee focuses both on short-term (1-year) and long-term (3-year) total shareholder return for this measure.

•

We believe comparing shareholder return to that of our peer group (defined above) is a tangible measure of performance; however, it is not a perfect measure because it can be affected by factors beyond management’s control and by extrinsic market conditions unrelated to actual performance.

•	Implementation of Financial Plan – represents our progress in implementing our financial plan over a particular performance period with emphasis on long-term results.

•	Implementation of Strategic Plan – represents our progress in implementing our strategic plan over a particular performance period with emphasis on long-term results.

•

Health, Safety and Environment – represents our progress in being good stewards and protecting the health and safety of our employees and services providers, as well as all affected individuals that live and work in the communities where we operate. We also seek to preserve the environmental quality of the resources we manage.

Although the Compensation Committee reviews the above performance measures for periods greater than one year, our executive officers, with the concurrence of our Board and Compensation Committee, annually set key performance indicators that correspond to meeting our longer term objectives. The following presents the objectives set for 2011 and the actual results:

2011 Key Performance Indicators	Objective	Actual
Annual Production Growth	25%	26%
Proved Reserves Growth	15%	20%
Probable Reserves Growth	15%	30%
Lease Operating Expenditure (per Boe)	$9.10	$9.00
Corporate Cash Flow per Share	$7.40	$8.47
Pre Incentive Controllable Gross G&A ($MM)	$59.0 MM	$58.5 MM
Year-end Bank Line Balance (Measuring Cash Flow v. Capital Expenditures)	$100 MM	Undrawn
Annual Shareholder Return vs. Peer Group	50th Percentile	25th to 50th Percentile
Successful Non-Core Asset Disposition ($MM)	$15 MM	$53.5 MM

Corporate performance, including each Key Performance Indicator, is evaluated continuously by our Board of Directors throughout the year at regular Board meetings to assess current and prospective operational and financial strategies, results, and business controls and other areas of general operation and financial performance and guidance. In addition to the foregoing, the Committee also considered several other short- and long-term operational and financial accomplishments relevant in determining cash bonus awards and long-term incentive awards, which are listed below:

Other Financial Achievements:

•

Strengthened balance sheet to enhance financial flexibility through prudent spending during 2011 and execution of a $250 million issuance of 7-7/8% Senior Notes in November 2011 with favorable terms, conditions and timing, which allowed us to pre-fund a portion of our 2012 capital budget;

•	Extended our revolving bank line’s maturity on favorable terms to secure available funds through 2016 and strengthened our 10 member bank syndicate;

•	2011 Earnings per Share (Diluted) of $1.95 were 65% greater than 2010 levels;

•	Revenues from Continuing Operations increased to $599.1 million, a 37% increase from 2010 levels; and

•	Approximately 48% and 50% increase in return on assets and return on equity, respectively, when compared to 2010 levels.

Other Operating Achievements:

•	Added several key oil and gas prospects and acreage to an already existing diverse portfolio of short- and long-term opportunities;

•	Decreased drilling and completion costs by approximately $1,000,000 per well on average and we continue to identify efficiencies that will lower the costs during 2012 and beyond;

•

Established favorable contractual arrangements for transportation, processing and a dedicated fracturing crew, all to avoid production curtailments and improve future costs with flexibility to extend or cancel arrangements if necessary;

•	Exited 2011 with a production rate level of 31,500 barrels of oil per day (“BOPD”) – a 17% increase from 2010 exit levels;

•	Increased 2011 reserves to 159.6 MMBoe, a record level for Swift Energy; and

•	100% drilling success rate for the 44 wells drilled during 2011.

Individual Performance

•	Individual performance is the primary measure used to evaluate an officer’s personal performance.

•

An officer’s personal performance must be high in all key performance areas for the officer to receive a superior evaluation; outstanding performance in one area will not cancel out poor performance in another.

•	As part of the individual performance review, each officer develops individual performance goals relative to his or her position and organizational responsibilities at the beginning of each year.

•	These individual goals are required to be directly related to our business objectives.

•	Officers’ (other than the CEO’s) individual goals are discussed with and approved by the CEO.

•	The CEO’s goals are developed by the CEO and are discussed with and approved by the Committee.

•

Individual Performance for each of our officers is generally reviewed by another officer on a “one up” basis (CEO reviews President, CFO reviews Treasurer, etc.), and our CEO’s individual performance is reviewed by the entire Board.

Executive Compensation Components

Our compensation program uses elements common in our industry and, while our Compensation Committee focuses primarily on a total compensation package that will attract and retain highly qualified executives and reward long-term achievements, each individual element serves an important purpose. For each component described below, we obtain historical and current marketplace data from our compensation consultant both when setting target compensation levels and when approving actual payment levels. Where target levels are set, we do not set minimum or maximum targets and, based on previous years’ data. Actual awards can be below or above target levels due to performance, the Committee’s review of current benchmarking data, or other discretion used by the Committee so that all other relevant factors are considered.

Base Salary

Base Salary provides our NEOs with a base level of income and is based on individuals’ responsibility, performance assessment, and career experience. We have historically set base salaries for our officers at the median of the third quartile (for 2011, the 66th percentile) of the competitive market to attract and retain the best talent, and base salary adjustments are made from time to time as a result of our review of market data.

Our most recent salary increases for our Named Executive Officers in February 2012 were:

Named Executive Officer	Percentage of Salary Increase	2012 Salary
Terry E. Swift, CEO	3%	$665,480
Bruce H. Vincent, President	3%	$520,930
Alton D. Heckaman, EVP & CFO	3%	$448,630
Robert J. Banks, EVP & COO	3%	$448,090
James P. Mitchell, SVP—CTL	3%	$364,870
Steven L. Tomberlin, SVP—RDE	10%	$332,030

Each NEO received a modest 3% increase, which primarily resulted from our Compensation Committee’s review of position specific benchmarking data, except Mr. Tomberlin’s 10% increase largely due to his promotion in February 2012. In the aggregate, all of our NEO’s salaries are below the 50th percentile of the position specific data provided by Towers Watson for similarly sized companies in our industry. Our CEO has received an increase of 3% each of the last three years and he received no base salary increase from January 1, 2008 to December 31, 2009.

Annual Incentive Cash Bonus

Annual incentive cash bonuses reward achievement of annual operational and financial performance, making it an “at risk” component of compensation. Each officer’s actual annual incentive cash bonus was based on the Committee’s subjective evaluation of corporate and individual performance as well as consideration of industry marketplace data of similar sized companies in our industry provided by our compensation consultant. Target levels are set as a percentage of base salary. The Committee set the following 2011 annual cash bonus target levels during February 2011 and determined the following actual amounts for 2011 in February 2012, which are reflected in the Summary Compensation Table:

Named Executive Officer	2011 Target as Percentage of Base Salary	2011 Annual Cash Bonus	Bonus Received as a Percentage of Base Salary
Terry E. Swift, CEO	100%	$1,001,440	155%
Bruce H. Vincent, President	90%	$705,521	140%
Alton D. Heckaman, EVP & CFO	90%	$607,606	140%
Robert J. Banks, EVP & COO	90%	$606,867	140%
James P. Mitchell, SVP—CTL	60%	$170,035	48%
Steven L. Tomberlin, SVP—RDE	50%	$256,564	85%

These award levels were also based, in part, on discussions with our independent compensation consultants regarding industry trends and competitive compensation data. In addition to these discussions with Towers Watson, the Compensation Committee determined that the overall corporate performance levels warranted awards above the target levels due to the high level of achievement in 2011.

Our CEO’s 2011 total cash compensation (salary plus 2011 annual cash bonus) was below the 50th percentile of the 2012 market place data provided by our Compensation Consultant. In the aggregate, total cash compensation to our NEOs was slightly higher than the 50th percentile of the market place data due to a higher annual cash bonus for one of our NEOs based on his promotion and/or the position specific data provided to the Committee by our Compensation Consultant.

Long-Term Equity Incentives

We believe our long-term equity incentive awards are a critical element in the mix of compensation and are prevalent amongst our peers. Benchmarking data provided by our compensation consultant to our Compensation Committee during February 2012 detailed that 89% of companies in the oil and gas industry are using restricted stock awards and 78% are using stock options. This data also showed that equity awards are the most prominent component of an executive’s compensation. Significantly fewer oil and gas companies are using performance equity awards than in other industries; however, the trend towards using performance plans is increasing and, as discussed below under “2011 Say on Pay Vote”, our compensation consultant will be providing program design data to management and the Compensation Committee for consideration and implementation in early 2013.

In determining the level of long-term incentive awards of our Named Executive Officers, the Committee utilized relevant position-specific market data provided by our compensation consultant as well as the independent consultant’s assessment of Swift Energy’s long-term equity incentive program in comparison to industry trends and the practices of our peers. Based on this consultation, the Committee decided the best approach was to target the 50th percentile level of the benchmark data provided by our compensation consultant, and, if appropriate, adjust downward or upward based on the corporate and/or individual performance that contributes to long-term corporate objectives. The Committee considered the appropriate mix of long-term equity incentives for officers to be 50 percent stock options and 50 percent restricted stock. This mix is used to balance the dual objectives of tying the value of these equity awards to stock appreciation and providing a retention incentive for our officers.

The long-term equity incentives valued in the Summary Compensation Table in this proxy statement primarily include restricted stock and stock options that were awarded during February 2011. These awards were based on marketplace data at the time of grant (February 2011) and corporate or individual performance considered by the Committee when determining actual awards was related to 2010 performance. The February 2011 long-term incentive awards were above target levels for certain NEOs primarily because of an exceptional operational and financial year in 2010 in many respects and because the marketplace position-specific data illustrated that the targeted awards were significantly under market. The higher February 2011 awards are the primary reason for the increase in compensation of our CEO from 2010 to 2011 as reported in the Summary Compensation Table. The total in the Summary Compensation Table also includes approximately $828,000 for our CEO from stock options granted under our 2005 Stock Compensation Plan’s reload feature. Please see Proposal 2 for more information on the 2005 Stock Compensation Plan’s reload feature.

During February 2012, the Committee awarded long-term equity incentive to our NEOs using 2012 marketplace data provided by our compensation consultant targeting the 50th percentile. Based on the current rules and regulations of the Securities Exchange Commission, the amounts of these awards will be accounted for in our Summary Compensation Table filed during 2013. Because these awards increase or decrease based on the Committee’s review of 2011 performance, we are discussing them in this proxy statement. The information below denotes the long-term equity incentive amount for each Named Executive Officer as a percentage of the 50th percentile of the market data for similar positions:

Named Executive Officer	Restricted Shares	Stock Options(1)	Percentage of Target – 50th Percentile of Position Specific Market Data
Terry E. Swift, CEO	52,100	75,000	90%
Bruce H. Vincent, President	43,700	63,000	100%
Alton D. Heckaman, EVP & CFO	23,900	34,400	120%
Robert J. Banks, EVP & COO	26,700	38,400	90%
James P. Mitchell, SVP—CTL	5,800	8,300	80%
Steven L. Tomberlin, SVP—RDE	12,000	17,300	130%

(1)	The exercise price of any stock options granted is the closing price reported on the NYSE on the date of the meeting (a meeting date set a year in advance) at which the Committee approves the grant.

In setting the actual long-term incentive award, the Committee, with the assistance of our independent compensation consultant, referred to multiple, relevant compensation surveys that included, but were not limited to, the peer group listed above (see “Industry Peer Group”). The Committee determined that considering the external circumstances in the economy and in our industry, the Named Executive Officers, both individually and as a team, executed our financial and operating strategic plans and, in many cases, exceeded the stated objectives for 2011.

Other Compensation Related Policies

Stock Ownership Guidelines

•

To further align senior management’s interests with the interests of stockholders with respect to long-term stockholder growth, the Board of Directors adopted Board and Executive Stock Ownership Guidelines on March 1, 2012. The Board has approved equity ownership guidelines for the Company’s officers and directors as follows:

Position	Ownership Guidelines
CEO	5x base salary or ownership of 75,000 shares of common stock
President	4x base salary or ownership of 35,000 shares of common stock
Executive Vice President & Section 16 Officers	3x base salary
Non-employee Board of Director	5x annual cash retainer

•	The Corporate Governance Committee reviewed compliance with the Board and Executive Stock Ownership Guidelines and concluded that all covered individuals are in compliance with the above guidelines.

•

Because we have implemented these ownership guidelines for the Board of Directors and the above-mentioned officers and all are in compliance, they are not subject to additional holding requirements for exercised stock options or for common stock resulting from vested restricted stock awards.

Perquisites

•

We do not currently have a specific policy on perquisites, although it has always been our philosophy to provide only modest perquisites and to remain well below the perquisite levels provided by our industry peers.

•

2011 was the first year that any of our NEOs had greater than $10,000 in perquisites and required disclosure. Among these, our CEO had $10,473 in costs classified as perquisites. Please refer to the Summary Compensation Table for further information.

Prohibition on Hedging Swift Energy Securities

•

Our Insider Trading Policy, adopted in November 2006 by the Board of Directors, is applicable to all Board members, officers, and employees and prohibits short sales of Swift Energy securities or any hedging or monetization transaction, such as zero-cost collars or forward sale contracts.

•	In addition, the Insider Trading Policy prohibits transactions in publicly traded options, such as puts, calls and other derivative securities, involving Swift Energy securities.

Clawback Provision

Other than adhering to the rules set out in the Sarbanes-Oxley Act of 2002 related to clawback of compensation, the Company has not adopted express “clawback” provisions with respect to compensation elements which would allow the Company to recoup paid compensation from designated officers in the event of a financial restatement. Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act requires the SEC to implement regulations requiring clawbacks and the Committee has deferred taking action on clawbacks in anticipation of these regulations.

2011 Say on Pay Vote

Holders of 75.43% of our shares who voted at the 2011 Annual Meeting of Shareholders on our executive compensation program approved the compensation paid to our Named Executive Officers for the 2010 fiscal year. While our independent Compensation Committee believes this demonstrates sizeable stockholder support of Swift Energy’s approach to executive compensation, in response to this vote the Committee has recently taken steps to modify a portion of our compensation program, including: (1) adopting stock ownership guidelines for all board members and certain officers of the Company, and (2) engaging an independent compensation consultant to provide benchmarking data and benchmarking of program design for implementing performance equity awards that are based upon specific operational and financial metrics as an additional element of our executive compensation program, which are to be introduced through performance awards in 2013. Other than these actions, the Committee maintained compensation practices related to 2011 executive compensation similar to those used in 2010 because of the attainment of a high level of corporate performance in 2011, including exceeding most of 2011’s corporate performance targets. The Committee will continue to consider the outcome of the Company’s say-on-pay votes when making future compensation decisions for our Named Executive Officers and the related executive compensation program.

Compensation Policies and Practices as They Relate to Risk Management

In accordance with the requirements of Regulation S-K, Item 402(s), to the extent that risks may arise from the Company’s compensation policies and practices that are reasonably likely to have a material adverse effect on the Company, we are required to discuss those policies and practices for compensating the employees of the Company (including employees that are not Named Executive Officers) as they relate to the Company’s risk management practices and the possibility of incentivizing risk-taking. We have determined that the compensation policies and practices established with respect to the Company’s employees are not reasonably likely to have a material adverse effect on the Company and, therefore, no such disclosure is necessary.

Compensation Committee Report

The Compensation Committee reviewed and discussed the above Compensation Discussion and Analysis with management. Based upon this review, the related discussions and other matters deemed relevant and appropriate by the Compensation Committee, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement to be delivered to shareholders of Swift Energy.

COMPENSATION COMMITTEE

Clyde W. Smith, Jr. (Chair)

Douglas J. Lanier

Greg Matiuk

Charles J. Swindells

Summary Compensation Table

The following table sets forth certain summary information regarding compensation paid or accrued by the Company to or on behalf of the Company’s Chief Executive Officer, Chief Financial Officer, and each of the three most highly compensated executive officers of the Company other than the CEO and CFO, who were serving as an executive officer at the end of the last fiscal year, for the fiscal years ended December 31, 2009, December 31, 2010, and December 31, 2011. Information is also included for our Senior Vice President—Resource Development and Engineering who was among the three most highly compensated officers for 2011, other than the CEO and CFO; however, he was not an executive officer at the end of the most recently completed fiscal year. These six individuals are referred to throughout this proxy statement as “Named Executive Officers” or “NEOs.”

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($)(1) (e)	Option Awards ($)(1) (f)	Non-Equity Incentive Plan Compen- sation ($)(2) (g)	Change in Pension and Non- qualified Deferred Compen- sation Earnings ($) (h)	All Other Compen- sation ($)(3) (i)	Total ($) (j)
Terry E. Swift	2011	$646,090	$—	$1,951,538	$2,218,991	$1,001,440	$—	$45,700	$5,863,759
Chairman of the Board	2010	$627,270	$—	$1,105,852	$828,750	$1,254,540	$—	$23,690	$3,840,102
and Chief Executive Officer	2009	$609,000	$—	$851,746	$529,821	$822,150	$—	$15,321	$2,828,038

Alton D. Heckaman,	2011	$435,560	$—	$754,197	$722,453	$607,606	$—	$42,685	$2,562,501
Executive Vice President	2010	$418,800	$—	$483,044	$457,075	$659,610	$—	$18,753	$2,037,282
and Chief Financial Officer	2009	$406,600	$—	$303,462	$188,634	$494,019	$—	$13,660	$1,406,375

Bruce H. Vincent	2011	$505,750	$—	$1,406,130	$1,005,338	$705,521	$—	$84,773	$3,707,512
President and Secretary	2010	$491,010	$—	$698,820	$522,750	$773,341	$—	$23,856	$2,509,777
	2009	$476,700	$—	$533,624	$331,692	$579,191	$—	$15,924	$1,937,131

Robert J. Banks	2011	$435,030	$—	$856,461	$611,320	$606,867	$—	$54,477	$2,564,155
Executive Vice President	2010	$381,600	$—	$483,044	$360,825	$601,020	$—	$20,727	$1,847,216
and Chief Operating Officer	2009	$360,000	$—	$255,084	$158,250	$437,400	$—	$13,660	$1,224,394

James P. Mitchell	2011	$354,240	$—	$208,789	$149,668	$170,035	$—	$31,430	$914,162
Senior Vice President—	2010	$343,920	$—	$193,708	$145,400	$181,590	$—	$22,536	$887,154
Commercial Transactions and Land	2009	$333,900	$—	$174,454	$108,243	$180,306	$—	$13,660	$810,563

Steve L. Tomberlin	2011	$301,840	$—	$336,619	$238,204	$256,564	$—	$13,610	$1,146,837
Senior Vice President—	2010	$271,920	$—	$242,748	$181,050	$237,930	$—	$13,529	$947,177
Resource Development and Engineering	2009	$241,000	$—	$54,360	$—	$132,000	$—	$12,250	$439,610

(1)

The amounts in columns (e) and (f) reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for awards granted during that year. Assumptions used in the calculation of these amounts are included in footnote 6 to the Company’s audited financial statements for the fiscal years ended December 31, 2009, December 31, 2010, and December 31, 2011, included in the Company’s Annual Report on Forms 10-K for the years ended December 31, 2009, December 31, 2010, and December 31, 2011, respectively.

(2)	Amounts in column (g) for 2009, 2010 and 2011 include amounts earned during 2009, 2010 and 2011, but paid in 2010, 2011 and 2012, respectively.
(3)	Includes all other compensation items (column (i)) for each of 2009, 2010, and 2011 in addition to that reported in columns (c) through (h):

		Swift		Heckaman	Vincent		Banks		Mitchell	Tomberlin
Vacation Buyback	2011	$—		$14,248	$10,257		$3,655		$—	$—
	2010	$—		$—	$—		$—		$—	$—
	2009	$—		$—	$—		$—		$—	$—

Savings Plan Contributions*	2011	$12,250		$12,250	$12,250		$12,250		$12,250	$12,250
	2010	$12,250		$12,250	$12,250		$12,250		$12,250	$12,250
	2009	$12,250		$12,250	$12,250		$12,250		$12,250	$12,250

Life Insurance Premiums**	2011	$16,324		$10,093	$19,471		$14,395		$17,562	$—
	2010	$8,162		$5,047	$9,736		$7,198		$8,781	$—
	2009	$—		$—	$—		$—		$—	$—

Tax Reimbursements***	2011	$5,293		$4,734	$14,157		$7,915		$258	$—
	2010	$1,999		$177	$591		$—		$226	$—
	2009	$1,661		$—	$2,264		$—		$—	$—

Contributions to Employee Stock Ownership Plan Account****	2011	$1,360		$1,360	$1,360		$1,360		$1,360	$1,360
	2010	$1,279		$1,279	$1,279		$1,279		$1,279	$1,279
	2009	$1,410		$1,410	$1,410		$1,410		$1,410	$—

Perquisites*****	2011	$10,473	[a]	$—	$27,278	[b]	$14,902	[c]	$—	$—
	2010	$—		$—	$—		$—		$—	$—
	2009	$—		$—	$—		$—		$—	$—

*	Company contributions to the Named Executive Officer’s Swift Energy Company Employee Savings Plan account (100% in Company common stock).
**	Insurance premiums paid by the Company with respect to life insurance for the benefit of the Named Executive Officer.
***	Amounts paid by the Company to reimburse the Named Executive Officer for the amount taxed on certain taxable benefits.
****	Company contributions (100% in Company common stock) to the Named Executive Officer’s Swift Energy Company Employee Stock Ownership Plan account.
*****	Perquisites are quantified only where the aggregate perquisites for the Named Executive Officer exceeded $10,000 during 2011. No NEO had perquisites greater than $10,000 during 2009 or 2010.
a	Perquisites for Mr. Swift include the following amounts: reserved parking - $260, sporting event and theater tickets - $983, tax preparation - $1,250, and spousal travel - $7,908.
b	Perquisites for Mr. Vincent include the following amounts: reserved parking - $260, sporting event and theater tickets - $2,334, tax preparation - $571, estate planning - $10,000, and spousal travel - $14,113.
c	Perquisites for Mr. Banks include the following amounts: reserved parking - $260, sporting event and theater tickets - $843, estate planning - $10,000, and spousal travel - $3,799.

Grants of Plan-Based Awards

The following table sets forth certain information with respect to the equity awards granted during the year ended December 31, 2011, to each Named Executive Officer listed in the Summary Compensation Table:

Name (a)	Grant Date (b)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (i)		All Other Option Awards: Number of Securities Under- lying Options (#) (j)		Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards (l)
		Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
Terry E. Swift	02/09/2011	—	—	—	—	—	—	45,800	(1)	—		$—	$42.61
	02/09/2011	—	—	—	—	—	—	—		66,000	(1)	$42.61	$21.08
	02/16/2011	—	—	—	—	—	—	—		8,301	(2)	$46.36	$15.20
	03/21/2011	—	—	—	—	—	—	—		51,207	(2)	$41.83	$13.70

Alton D. Heckaman, Jr.	02/09/2011	—	—	—	—	—	—	17,700	(1)	—		$—	$42.61
	02/09/2011	—	—	—	—	—	—	—		25,500	(1)	$42.61	$21.08
	02/16/2011	—	—	—	—	—	—	—		7,558	(2)	$46.36	$15.20
	03/29/2011	—	—	—	—	—	—	—		5,013	(2)	$42.54	$13.97

Bruce H. Vincent	02/09/2011	—	—	—	—	—	—	33,000	(1)	—		$—	$42.61
	02/09/2011	—	—	—	—	—	—	—		47,500	(1)	$42.61	$21.08
	05/05/2011	—	—	—	—	—	—	—		331	(2)	$37.46	$12.20

Robert J. Banks	02/09/2011	—	—	—	—	—	—	20,100	(1)	—		$—	$42.61
	02/09/2011	—	—	—	—	—	—	—		29,000	(1)	$42.61	$21.08

James P. Mitchell	02/09/2011	—	—	—	—	—	—	4,900	(1)	—		$—	$42.61
	02/09/2011	—	—	—	—	—	—	—		7,100	(1)	$42.61	$21.08

Steven L. Tomberlin	02/09/2011	—	—	—	—	—	—	7,900	(1)	—		$—	$42.61
	02/09/2011	—	—	—	—	—	—	—		11,300	(1)	$42.61	$21.08

(1)

Amount shown reflects number of restricted shares or stock options granted to the Named Executive Officer during 2011 pursuant to the 2005 Plan. Restrictions on restricted shares lapse as to one-third of such shares each year beginning on the first anniversary of the grant date. Stock options become exercisable over a three-year period in equal installments on each anniversary of the grant date and expire ten years from the grant date.

(2)

Reload options granted during 2011. Reload options become exercisable one year from the date of grant and remain exercisable for one year or the original expiration date of the original option, whichever is later.

Outstanding Equity Awards at Fiscal Year-End

The following table includes certain information about stock options and restricted stock outstanding at December 31, 2011, for each Named Executive Officer listed in the Summary Compensation Table:

	Option Awards						Stock Awards
Name and Grant Date (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
Terry E. Swift
Stock Options
02/07/2006	25,400	—		—	$44.24	02/08/2016	—		—	—	—
02/06/2007	27,280	6,820	(2)	—	$43.48	02/06/2017	—		—	—	—
02/11/2008	22,680	15,120	(2)	—	$43.21	02/11/2018	—		—	—	—
02/10/2009	2	27,900	(3)	—	$14.66	02/10/2019	—		—	—	—
02/08/2010	—	43,334	(3)	—	$24.52	02/08/2020	—		—	—	—
02/09/2011	—	66,000	(3)	—	$42.61	02/09/2021	—		—	—	—
Reload Stock Options
11/15/2005	2,546	—		—	$43.48	11/04/2013	—		—	—	—
11/15/2005	3,011	—		—	$43.48	11/08/2014	—		—	—	—
11/28/2006	5,297	—		—	$51.21	02/04/2012	—		—	—	—
11/28/2006	2,162	—		—	$51.21	11/04/2013	—		—	—	—
11/28/2006	2,556	—		—	$51.21	11/08/2014	—		—	—	—
02/16/2011	—	8,301	(4)	—	$46.36	02/16/2013	—		—	—	—
03/21/2011	—	1,623	(4)	—	$41.83	03/21/2013	—		—	—	—
03/21/2011	—	7,939	(4)	—	$41.83	11/04/2013	—		—	—	—
03/21/2011	—	9,390	(4)	—	$41.83	11/08/2014	—		—	—	—
03/21/2011	—	19,555	(4)	—	$41.83	02/10/2019	—		—	—	—
03/21/2011	—	12,700	(4)	—	$41.83	02/08/2020	—		—	—	—
Restricted Stock
02/10/2009	—	—		—	—	—	19,367	(5)	$575,587	—	—
02/08/2010	—	—		—	—	—	30,067	(5)	$893,591	—	—
02/09/2011	—	—		—	—	—	45,800	(5)	$1,361,176	—	—
Alton D. Heckaman, Jr.
Stock Options
11/08/2004	477	—		—	$25.18	11/08/2014	—		—	—	—
02/07/2006	11,100	—		—	$44.24	02/08/2016	—		—	—	—
02/06/2007	11,440	2,860	(2)	—	$43.48	02/06/2017	—		—	—	—
02/11/2008	10,260	6,840	(2)	—	$43.21	02/11/2018	—		—	—	—
02/10/2009	9,933	9,934	(3)	—	$14.66	02/10/2019	—		—	—	—
02/08/2010	9,433	18,867	(3)	—	$24.52	02/08/2020	—		—	—	—
02/09/2011	—	25,500	(3)	—	$42.61	02/09/2021	—		—	—	—
Reload Stock Options
05/17/2005	1,321	—		—	$31.40	11/11/2012	—		—	—	—
06/09/2005	1,545	—		—	$36.22	11/04/2013	—		—	—	—
07/05/2005	216	—		—	$38.41	11/11/2012	—		—	—	—
11/23/2005	1,010	—		—	$47.92	11/04/2013	—		—	—	—

	Option Awards						Stock Awards
Name and Grant Date (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
06/26/2006	1,925	—		—	$39.64	02/04/2012	—		—	—	—
06/27/2006	1,796	—		—	$40.57	02/04/2012	—		—	—	—
11/09/2006	2,076	—		—	$49.70	11/04/2013	—		—	—	—
06/14/2007	562	—		—	$44.24	11/11/2012	—		—	—	—
06/15/2007	827	—		—	$45.15	02/04/2012	—		—	—	—
12/28/2007	866	—		—	$43.58	11/04/2013	—		—	—	—
12/28/2007	571	—		—	$43.58	11/11/2012	—		—	—	—
02/28/2008	628	—		—	$49.98	11/04/2013	—		—	—	—
05/14/2008	2,221	—		—	$57.80	11/08/2014	—		—	—	—
03/17/2010	2,065	—		—	$33.50	11/04/2013	—		—	—	—
03/17/2010	2,197	—		—	$33.50	11/08/2014	—		—	—	—
12/03/2010	3,626	—		—	$40.15	02/01/2019	—		—	—	—
02/16/2011	—	7,558	(4)	—	$46.36	02/16/2013	—		—	—	—
03/29/2011	—	5,013	(4)	—	$42.54	03/29/2013	—		—	—	—
Restricted Stock
02/10/2009	—	—		—	—	—	6,900	(5)	$205,068	—	—
02/08/2010	—	—		—	—	—	13,134	(5)	$390,342	—	—
02/09/2011	—	—		—	—	—	17,700	(5)	$526,044	—	—
Bruce H. Vincent
Stock Options
11/04/2003	11,577	—		—	$13.84	11/04/2013	—		—	—	—
11/08/2004	10,800	—		—	$25.18	11/08/2014	—		—	—	—
02/07/2006	16,700	—		—	$44.24	02/08/2016	—		—	—	—
02/06/2007	16,880	4,220	(2)	—	$43.48	02/06/2017	—		—	—	—
02/11/2008	15,360	10,240	(2)	—	$43.21	02/11/2018	—		—	—	—
02/10/2009	34,933	17,467	(3)	—	$14.66	02/10/2019	—		—	—	—
02/08/2010	13,666	27,334	(3)	—	$24.52	02/08/2020	—		—	—	—
02/09/2011	—	47,500	(3)	—	$42.61	02/09/2021	—		—	—	—
Reload Stock Options
11/21/2005	2,134	—		—	$46.66	11/11/2012	—		—	—	—
12/01/2005	2,987	—		—	$47.67	02/04/2012	—		—	—	—
12/01/2005	3,483	—		—	$47.67	11/04/2013	—		—	—	—
11/08/2006	1,673	—		—	$49.61	11/04/2013	—		—	—	—
12/05/2006	915	—		—	$51.84	02/04/2012	—		—	—	—
12/05/2006	640	—		—	$51.84	11/11/2012	—		—	—	—
12/28/2007	583	—		—	$43.58	02/04/2012	—		—	—	—
12/28/2007	762	—		—	$43.58	11/11/2012	—		—	—	—
05/21/2008	94	—		—	$62.09	11/05/2013	—		—	—	—
06/24/2008	340	—		—	$64.87	02/04/2012	—		—	—	—
06/24/2008	914	—		—	$64.87	06/18/2017	—		—	—	—
05/05/2011	—	331	(4)	—	$37.46	05/05/2013	—		—	—	—
Restricted Stock
02/10/2009	—	—		—	—	—	12,134	(5)	$360,622	—	—

	Option Awards						Stock Awards
Name and Grant Date (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
02/08/2010	—	—		—	—	—	19,000	(5)	$564,680	—	—
02/09/2011	—	—		—	—	—	33,000	(5)	$980,760	—	—
Robert J. Banks
Stock Options
02/06/2004	7,000	—		—	$16.16	02/06/2014	—		—	—	—
11/08/2004	4,100	—		—	$25.18	11/08/2014	—		—	—	—
02/07/2006	4,500	—		—	$44.24	02/08/2016	—		—	—	—
02/06/2007	9,200	2,300	(2)	—	$43.48	02/06/2017	—		—	—	—
02/11/2008	8,220	5,480	(2)	—	$43.21	02/11/2018	—		—	—	—
02/10/2009	16,666	8,334	(3)	—	$14.66	02/10/2019	—		—	—	—
02/08/2010	9,433	18,867	(3)	—	$24.52	02/08/2020	—		—	—	—
02/09/2011	—	29,000	(3)	—	$42.61	02/09/2021	—		—	—	—
Restricted Stock
02/10/2009	—	—		—	—	—	5,800	(5)	$172,376	—	—
02/08/2010	—	—		—	—	—	13,134	(5)	$390,342	—	—
02/09/2011	—	—		—	—	—	20,100	(5)	$597,372	—	—
James P. Mitchell
Stock Options
02/07/2006	7,100	—		—	$44.24	02/08/2016	—		—	—	—
02/06/2007	6,560	1,640	(2)	—	$43.48	02/06/2017	—		—	—	—
02/11/2008	4,980	3,320	(2)	—	$43.21	02/11/2018	—		—	—	—
02/10/2009	5,700	5,700	(3)	—	$14.66	02/10/2019	—		—	—	—
02/08/2010	3,766	7,534	(3)	—	$24.52	02/08/2020	—		—	—	—
02/09/2011	—	7,100	(3)	—	$42.61	02/09/2021	—		—	—	—
Restricted Stock
02/10/2009	—	—		—	—	—	3,967	(5)	$117,899	—	—
02/08/2010	—	—		—	—	—	5,267	(5)	$156,535	—	—
02/09/2011	—	—		—	—	—	4,900	(5)	$145,628	—	—
Steven L. Tomberlin
Stock Options
02/08/2010	4,733	9,467	(3)	—	$24.52	02/08/2020	—		—	—	—
02/09/2011	—	11,300	(3)	—	$42.61	02/09/2021	—		—	—	—
Restricted Stock
02/10/2009	—	—		—	—	—	2,000	(5)	$59,440	—	—
02/08/2010	—	—		—	—	—	6,600	(5)	$196,152	—	—
02/09/2011	—	—		—	—	—	7,900	(5)	$234,788	—	—

(1)

Amount reflects the aggregate market value of unvested restricted shares at December 31, 2011, which equals the number of unvested restricted shares in column (g) multiplied by the closing price of the Company’s common stock at December 31, 2011 ($29.72).

(2)	Stock options become exercisable in five equal installments each year beginning on the first anniversary of the grant date.

(3)	Stock options become exercisable in three equal installments each year beginning on the first anniversary of the grant date.
(4)	Reload stock options become exercisable on the first anniversary date of the grant date.
(5)	Restrictions on restricted shares lapse as to one-third of such shares each year beginning on the first anniversary of the grant date.

Option Exercises and Stock Vested

The following table includes information regarding stock options exercised and restricted stock vested for the Named Executive Officers listed in the Summary Compensation Table during the fiscal year ended December 31, 2011:

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($)(1) (e)
Terry E. Swift	125,865	$2,778,643	43,167	$1,861,533
Alton D. Heckaman, Jr.	17,000	$197,690	17,433	$752,246
Bruce H. Vincent	407	$2,844	27,567	$1,188,764
Robert J. Banks	—	$—	15,566	$672,212
James P. Mitchell	—	$—	8,534	$367,770
Steven L. Tomberlin	—	$—	7,300	$285,399

(1)	Amount reflects value realized by multiplying the number of shares of restricted stock vesting by the market value on the vesting date.

Potential Payments Upon Termination or Change in Control

The table below and the discussion that follows reflect the amount of compensation payable to each Named Executive Officer upon death, permanent disability, change of control, or other termination under each Named Executive Officer’s employment agreement (except for Mr. Tomberlin who does not have an employment agreement) and the Company’s Change of Control Severance Plan and equity compensation plans. The amounts shown assume that such termination was effective December 31, 2011. The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company.

Prior versions of those employment agreements with three of the executive officers below have been in place since 1995, one has been in place since 2003 and one since 2008. These employment agreements automatically extend for one year on each anniversary of the agreement. However, each officer with an employment agreement serves at the pleasure of the Board as the agreements allow for termination at any time with sixty days written notice. We also adopted the Swift Energy Company Change of Control Severance Plan (the “Change of Control Severance Plan”) in November 2008, under which all employees (including officers) are participants. It is a double-trigger plan and benefits are only payable if there is both a Change of Control and a qualified employment termination. Each Named Executive Officer’s employment agreement enhances certain payment amounts and other benefits provided in the Change of Control Severance Plan, which amounts were determined based on the Compensation Committee’s study of peer programs of this nature.

				Equity Acceleration(2)
	Cash Payments		Benefit Cost(1)	Stock Options	Restricted Stock	Total
Terry E. Swift
Death	$5,701,890		$19,620	$645,511	$2,830,354	$9,197,375
Disability	$5,701,890		$65,374	$645,511	$2,830,354	$9,243,129
Change of Control	$6,997,130	(4)	$39,944	$645,511	$2,830,354	$10,512,940
Senior Officer Tenure(3)	$3,801,260		$45,754	$645,511	$2,830,354	$7,322,879
Termination by Employee Without Good Reason	$1,900,630		$26,134	$645,511	$—	$2,572,275
Termination by Employee for Good Reason or by the Company Without Cause	$5,701,890		$65,374	$645,511	$2,830,354	$9,243,129

Alton D. Heckaman, Jr.
Death	$3,285,510		$19,620	$247,714	$1,121,454	$4,674,299
Disability	$3,285,510		$59,089	$247,714	$1,121,454	$4,713,768
Change of Control	$3,285,510		$33,659	$247,714	$1,121,454	$4,688,338
Senior Officer Tenure (3)	$2,190,340		$39,469	$247,714	$1,121,454	$3,598,978
Termination by Employee Without Good Reason	$1,095,170		$19,849	$247,714	$—	$1,362,733
Termination by Employee for Good Reason or by the Company Without Cause	$3,285,510		$59,089	$247,714	$1,121,454	$4,713,768

Bruce H. Vincent
Death	$3,837,273		$19,620	$405,190	$1,906,062	$6,168,145
Disability	$3,837,273		$68,521	$405,190	$1,906,062	$6,217,046
Change of Control	$4,734,479	(4)	$43,091	$405,190	$1,906,062	$7,088,822
Senior Officer Tenure (3)	$2,558,182		$48,901	$405,190	$1,906,062	$4,918,335
Termination by Employee Without Good Reason	$1,279,091		$29,281	$405,190	$—	$1,713,562
Termination by Employee for Good Reason or by the Company Without Cause	$3,837,273		$68,521	$405,190	$1,906,062	$6,217,046

				Equity Acceleration(2)
	Cash Payments		Benefit Cost(1)	Stock Options	Restricted Stock	Total
Robert J. Banks
Death	$2,604,743		$25,740	$223,618	$1,160,090	$4,014,191
Disability	$2,604,743		$65,875	$223,618	$1,160,090	$4,054,326
Change of Control	$3,232,456	(4)	$44,135	$223,618	$1,160,090	$4,660,300
Senior Officer Tenure (3)	$1,562,846		$40,135	$223,618	$1,160,090	$2,986,689
Termination by Employee Without Good Reason	$—		$—	$—	$—	$—
Termination by Employee for Good Reason or by the Company Without Cause	$2,604,743		$65,875	$223,618	$1,160,090	$4,054,326

James P. Mitchell
Death	$1,339,575		$15,300	$125,019	$420,062	$1,899,956
Disability	$1,339,575		$48,162	$125,019	$420,062	$1,932,818
Change of Control	$1,339,575		$36,862	$125,019	$420,062	$1,921,518
Senior Officer Tenure (3)	$803,745		$32,862	$125,019	$420,062	$1,381,688
Termination by Employee Without Good Reason	$401,873		$21,387	$125,019	$—	$548,278
Termination by Employee for Good Reason or by the Company Without Cause	$1,339,575		$48,162	$125,019	$420,062	$1,932,818

Steven L. Tomberlin
Death	$—		$—	$49,228	$490,380	$539,608
Disability	$—		$—	$49,228	$490,380	$539,608
Change of Control	$1,405,560	(4)	$29,740	$49,228	$490,380	$1,974,908
Senior Officer Tenure (5)	$—		$—	$—	$—	$—
Termination by Employee Without Good Reason (5)	$—		$—	$—	$—	$—
Termination by Employee for Good Reason or by the Company Without Cause (5)	$—		$—	$—	$—	$—

(1)	Includes payment of insurance continuation as provided in employment agreement and the Change of Control Severance Plan.
(2)	Includes value of option spread and full-value awards upon accelerated vesting of equity grants at $29.72 per share (closing price on December 31, 2011).
(3)

Termination by employee upon achieving “Senior Officer Tenure,” which requires that the one-year anniversary of the Named Executive Officer’s employment agreement has occurred, the Named Executive Officer has reached the age of 55 years or older, and the Named Executive Officer has been employed by the Company for a minimum of ten years. The Named Executive Officer must meet the conditions for Senior Officer Tenure and provide at least six months’ written notice to the Company of his intention to terminate his employment. As of December 31, 2011, Messrs. Heckaman and Banks were not eligible for Senior Officer Tenure; however, amounts are shown for these two officers to satisfy Regulation S-K 402(j).

(4)

Amount includes a gross-up reimbursement payment for amounts that would be owed in taxes pursuant to Section 4999 of the Internal Revenue Code of $1,295,240, $897,206, $627,713 and $288,751 for Messrs. Swift, Vincent, Banks and Tomberlin, respectively.

(5)	These provisions do not apply to Mr. Tomberlin because he does not have an employment agreement.

Computation of Payments

Under the employment agreements (except for Mr. Tomberlin who does not have an employment agreement) executed November 4, 2008, the Company’s compensation plans and the Company’s Change of Control Severance Plan, in the event of termination of employment of a Named Executive Officer, that Named Executive Officer would receive the payments, accelerations and benefits described below. If you desire, please refer to each of these documents for specific provisions, which are exhibits to our Quarterly Report on Form 10-Q for the quarter ending September 30, 2008, filed November 6, 2008. All of our employment agreements and compensation arrangements have been drafted to comply with Section 409A of the Internal Revenue Code, principally by deferring amounts payable upon termination, as applicable, for at least six months. In each scenario, “Annual Compensation” is the Named Executive Officer’s annual base salary, plus the highest of his annual cash bonuses paid in the prior 36 months:

•	Death

•	Cash Payment:

Named Executive Officer	Amount
Messrs. T. Swift, Vincent and Heckaman	3 x Annual Compensation
Messrs. Banks and Mitchell	2.5 x Annual Compensation

•	Acceleration of vesting and exercisability of all equity awards

•	Health Insurance for dependents for 12 months

•	Disability, by Employee for Good Reason, or by Company Without Cause

•	Cash Payment:

Named Executive Officer	Amount
Messrs. T. Swift, Vincent and Heckaman	3 x Annual Compensation
Messrs. Banks and Mitchell	2.5 x Annual Compensation

•	Acceleration of vesting and exercisability of all equity awards

•	Health Insurance:

Named Executive Officer	Coverage
Messrs. T. Swift, Vincent and Heckaman	30 months
Messrs. Banks and Mitchell	24 months

•	Life Insurance for 12 months

•	Change of Control

•	Cash Payment:

Named Executive Officer	Amount
Messrs. T. Swift, Vincent and Heckaman	3 x Annual Compensation
Messrs. Banks and Mitchell	2.5 x Annual Compensation

•	Reimbursement for amounts due pursuant to Section 4999 of the Internal Revenue Code

•	Acceleration of vesting and exercisability of all equity awards

•	Health Insurance for 12 months

•	Life Insurance for 12 months

•	Outplacement services up to $4,000

•	Termination by Employee Upon 60 Days’ Notice Without Good Reason

•	Cash Payment:

Named Executive Officer	Amount
Messrs. T. Swift, Vincent and Heckaman	1 x Annual Compensation
Mr. Mitchell	.75 x Annual Compensation

•	Acceleration of vesting of stock options (exercisability dates remain the same)

•	Health Insurance:

Named Executive Officer	Coverage
Messrs. T. Swift, Vincent and Heckaman	6 months
Mr. Mitchell	3 months

•	Life Insurance for 12 months

•	Termination by Employee Upon Achieving Senior Officer Tenure, which requires reaching the age of 55, being employed by the Company for at least ten years and providing six months’ advance notice

•	Cash Payment:

Named Executive Officer	Amount
Messrs. T. Swift, Vincent and Heckaman	2 x Annual Compensation
Messrs. Banks and Mitchell	1.5 x Annual Compensation

•	Acceleration of vesting of stock options (exercisability dates remain the same)

•	Acceleration of restricted stock, subject to meeting certain service requirements

•	Health Insurance:

Named Executive Officer	Coverage
Messrs. T. Swift, Vincent and Heckaman	18 months
Messrs. Banks and Mitchell	12 months

•	Life Insurance for 12 months

Conditions and Covenants

Each Named Executive Officer must also observe a noncompete provision in his employment agreement (except for Mr. Tomberlin who does not have an employment agreement). Based on the terms of the employment agreements, the covenant not to compete provision would be effective for a maximum of three years following the termination of a Named Executive Officer.

A Named Executive Officer will not receive compensation under his employment agreement if the Company terminates the Named Executive Officer for Cause. Cause is generally defined in the employment agreement as commission of fraud against the Company, willful refusal, without proper legal cause to faithfully and diligently perform the Named Executive Officer’s duties as directed, or breach of the confidentiality provision of the employment agreement.

PROPOSAL 2 — TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK THAT MAY BE ISSUED UNDER THE FIRST AMENDED AND RESTATED SWIFT ENERGY COMPANY 2005 STOCK COMPENSATION PLAN

Executive Summary

The shareholders are being asked to approve an amendment to the Swift Energy Company First Amended and Restated 2005 Stock Compensation Plan (the “2005 Plan”) that would increase the number of shares of the Company’s common stock available for award by 225,000 shares. At press time of this proxy statement, the competition for geoscientists, petroleum engineers and other technical talent, especially in Houston, Texas, is intense and we expect this to continue. The day-to-day execution of our long-term strategic growth plans lies in the hands of our most important resource, our people. Thus, we believe it is imperative to maintain highly competitive compensation programs to attract and retain quality personnel. The 2005 Plan is designed to meet this objective by offering equity-based incentive awards and cash incentives to our employees, thereby providing a proprietary interest in pursuing the long-term growth, profitability and financial success of the Company.

Swift Energy considers the 2005 Plan broad based and is designed, as a general matter, to grant restricted stock and/or options on an annual basis to a majority of the Company’s employees, although future grant awards and grant recipients have not been determined. Therefore, the number, amount and type of awards to be received by or allocated to eligible persons in the future under the 2005 Plan cannot be determined at this time. As administrators of the 2005 Plan, we deem the following points relevant in considering this proposal:

•	87% of Swift Energy’s current employees have received awards from the 2005 Plan;

•

The annual burn rate for 2011 was 1.90% using the weighted average number of common shares outstanding of 42.39 million, and the average burn rate for the last three years was 1.91% using the weighted average shares outstanding for each of 2009, 2010, and 2011;

•

Using February 29, 2012 amounts, the voting power dilution of the 2005 Plan is 8.56% and the voting power dilution is approximately 9%, if the 225,000 shares being requested by this proposal are included;

•	We do not allow repricing of any awards, including stock options; and

•	We do not have an evergreen provision, which allows for automatic replenishment of available shares to the 2005 Plan, without shareholder approval.

Copies of the 2005 Plan as filed with the SEC may be obtained through the SEC’s website at www.sec.gov. The 2005 Plan appears as Exhibits 10.4-10.8 to the Company’s Form 10-K for the year ended December 31, 2011. The 2005 Plan may also be obtained without charge by writing to the Company at 16825 Northchase Drive, Suite 400, Houston, Texas 77060, Attention: Secretary, or calling (281) 874-2700 or (800) 777-2412.

Summary of the 2005 Plan

The 2005 Plan authorizes the Company to grant various awards (“Awards”) to all directors, officers and employees of the Company or its subsidiaries, including incentive stock options (“ISOs”), nonqualified stock options (“NSOs”), “reload” options (“Reload Options”), stock appreciation rights (“SARs”), restricted stock grants (“Restricted Stock Grants”), restricted unit grants (“Restricted Unit Grants”) and performance bonus awards (“Performance Bonus Awards”). Terms used but not defined in this summary have the same meanings as defined in the 2005 Plan.

Shares Subject to 2005 Plan. When the 2005 Plan was first approved by shareholders at the 2005 Annual Meeting, 900,000 shares of Swift Energy common stock were reserved for Awards to those eligible. At succeeding Annual Meetings, the Company’s shareholders approved increases in the shares available under the 2005 Plan by an aggregate of 5,850,000 shares. Therefore, the maximum number of shares of common stock in respect of which Awards could be granted under the 2005 Plan (the “Plan Maximum”) was 6,750,000 shares in a “fungible pool” of shares, plus shares covered by previous Awards granted prior to May 11, 2005, the effective date of the 2005 Plan, under any prior long-term incentive plan which Awards are forfeited or cancelled.

The pool of shares is reduced by one share for every stock option that is granted and is reduced by 1.44 shares for every “full-value” Award that is granted. “Full-value” Awards consist of Restricted Stock Grants, Restricted Unit Grants and SARs. Thus, when considering all available shares approved at past annual meetings, if only stock options are granted, options covering up to 6,750,000 shares may be granted; if only “full-value” Awards are granted, Awards covering only 4,687,500 shares may be granted. If both stock options and “full-value” Awards are granted under the 2005 Plan, the number of shares which can be covered by Awards will fall somewhere between these two numbers, depending upon the ultimate mix of stock options and “full-value” Awards that are granted under the 2005 Plan. ISOs cannot be granted under the 2005 Plan covering more than 875,000 shares (“ISO Limit”). The reserved share numbers (and the share numbers constituting the Plan Maximum, ISO Limit, and Named Executive Officer limits) are subject to appropriate adjustment in the event of a reorganization, stock split, stock dividend, merger, consolidation, or other change in capitalization of the Company affecting its common stock.

As of December 31, 2011, 2,349,146 shares were still available for awards under the 2005 Plan. Each February, the Compensation Committee authorizes annual grants to officers and employees of Swift Energy. Inclusive of 2012 activity, as of February 29, 2012, the Company had: (1) 1,359,721 shares of common stock available to cover awards granted under the 2005 Plan (1,359,721 shares if only stock option Awards are granted, and 944,250 shares available if only “full-value” Awards are granted), which represents approximately 3.18% of the Company’s issued and outstanding shares as of such date, (2) 1,659,483 stock option awards outstanding with a weighted average exercise price of $32.48 and a weighted average remaining term of 6.55 years, and (3) 992,319 restricted stock awards outstanding.

If the proposal to make 225,000 additional shares available under the 2005 Plan is approved by shareholders, options covering up to 225,000 shares may be granted out of these additional reserved shares if only stock option are granted; if only “full-value” Awards are granted, Awards covering only 156,250 shares may be granted out of these additional reserved shares. Taking this into consideration, if the proposed additional shares are made available under the 2005 Plan, the aggregate number of shares that could be awarded would fall somewhere between 1,584,721 shares and 1,100,500 shares if a combination of both stock options and “full-value” Awards are granted.

Administration. The Compensation Committee of the Board has sole authority to construe and interpret the 2005 Plan, to select participants (“Participants”), to grant Awards and to establish the terms and conditions of Awards. The Compensation Committee is allowed to give the Company’s Chief Executive Officer specifically limited written authority to grant Awards to new employees.

Eligibility. Any employee of the Company or its subsidiaries, any consultant, and any non-employee director of the Company, is eligible to receive various Awards under the 2005 Plan.

Term. The 2005 Plan will terminate on May 10, 2015, unless sooner terminated by the Board, except with respect to Awards then outstanding.

Amendment. The Board may amend the 2005 Plan at any time, except that (1) the Board must obtain shareholder approval to make any amendment that would increase the total number of shares reserved for issuance (except for adjustments necessary to reflect changes in capitalization), materially modify eligibility requirements, materially increase the benefits accruing to Participants resulting in the repricing of Awards already issued, materially extend the term of the plan, or increase the maximum number of shares covered by Awards to Named Executive Officers, and (2) certain amendments are altogether prohibited (e.g., any amendment that would impair a Participant’s vested rights).

Incentive Stock Options. Options designated as ISOs within the meaning of Section 422 of the Code, together with the regulations promulgated thereunder, may be granted under the 2005 Plan up to the ISO Limit. To the extent that any portion of an ISO that first becomes exercisable by any Participant during any calendar year exceeds the $100,000 aggregate fair market value limitation of Section 422(d) of the Code, or such other limit as may be imposed by the Code, such excess portion shall be treated as a validly granted NSO. ISOs shall be exercisable for such periods as the Compensation Committee shall determine, but in no event for a period exceeding ten years or, for Participants who own more than ten percent (10%) of the total combined voting power of all classes of stock of the Company (“10% Shareholders”), for a period exceeding five years.

Non-Qualified Stock Options. NSOs may be granted for a stated number of shares of common stock and will be exercisable for such period or periods as the Compensation Committee shall determine. Holders of NSOs may elect to have the Company withhold from shares to be delivered upon exercise of an NSO share whose fair market value satisfy withholding taxes attributable to the exercise of the NSOs. If shares are delivered for this purpose, the Compensation Committee, in its sole discretion, may grant replacement NSOs in the form of Reload Options (see below) in the amount of some or all of the shares delivered to satisfy the withholding tax obligation.

Exercisability. ISOs and NSOs will become exercisable in installments as determined by the Compensation Committee in its sole discretion, provided that if not otherwise determined by the Compensation Committee, such options may be exercised in 20% installments on each of the first five anniversary dates of the date of grant or such other period as may be designated by the Compensation Committee. The exercise price for options may be paid in cash or by delivery of shares of common stock already owned for more than six months by the Participant and having a market value equal to the exercise price.

Option Exercise Prices. Stock options may only be issued at an exercise price that is at least 100% of the Fair Market Value of the common stock on the date of grant, and ISOs granted to 10% Shareholders must have an exercise price of at least 110% of the Fair Market Value of the common stock on the date of grant. The 2005 Plan provides that the option exercise price may be paid in cash, by check, by cash equivalent, by a broker-assisted exercise, with shares of common stock (but only where acceptable to the Compensation Committee and only with shares owned for six months), or a combination of the above.

Termination of Awards. Unless otherwise provided in an Award or the 2005 Plan, Awards will terminate (i) three months following the holder’s termination of employment by the Company, except for death, disability, retirement, or upon a Change of Control, (ii) on the first-year anniversary of a Participant’s death or disability, or (iii) on the ten-year anniversary of the date of grant.

Reload Options. Under the 2005 Plan, unless otherwise provided in a Participant’s stock option agreement, whenever a Participant holding an ISO or NSO exercises an option (the “Original Option”) and pays part or all of the exercise price by tendering shares of common stock (a “stock-for-stock exercise”), the Participant will automatically receive a Reload Option giving that Participant an option to purchase the exact number of shares tendered in the stock-for-stock exercise at an exercise price equal to the Fair Market Value of such shares at the date of grant of such Reload Options, which date of grant will be the date of the notice of exercise of the Original Option. Reload Options are not exercisable after the later of the expiration of the option term of the Original Option or two years following the date of grant of the Reload Option. Except as described above, the terms and conditions of Reload Options will be identical to the terms and conditions of the related Original Options. Reload Options are designed to encourage stock-for-stock exercises by Participants, without necessarily diluting a Participant’s percentage ownership of the Company’s common stock or the Company’s outstanding common stock.

Limitation on Options and Awards to Named Executive Officers. Because amounts of certain types of compensation paid to Named Executive Officers are subject to the limitations on deductibility under Section 162(m) of the Code, the 2005 Plan provides that such Named Executive Officers may not receive a grant in any given calendar year of Awards subject to the provisions of Section 162(m) covering or measured by more than 100,000 shares of the Company’s common stock.

Transferability. The Compensation Committee may allow transfer of Awards to family members, trusts and partnerships for their benefit or owned by them, or to charitable trusts. Awards held by transferees are subject to the same restrictions and forfeiture upon termination of employment applicable to the original holder of the Award. ISOs are not transferable except by will or the laws of descent and distribution.

Change of Control. In the event of a change of control of the Company as described in the 2005 Plan, all stock options and SARs outstanding for more than a year shall become fully vested and fully exercisable (unless otherwise excepted), and all restrictions and conditions of Restricted Stock Grants and Restricted Unit Grants outstanding shall be deemed to be satisfied, unless the Board expressly provides otherwise. We amended the definition of change of control so as to require that a transaction actually occur, rather than such transaction merely being approved. A change of control occurs when:

(i) any person or group, as defined in Section 13(d)(3) of the Exchange Act, becomes the beneficial owner of shares of the Company with respect to which 40% or more of the total number of votes for the election of the Board may be cast;

(ii) as a result of, or in connection with, any cash tender offer, exchange offer, merger or other business combination, sale of assets, or contested election, or combination of the above, persons who were directors of the Company immediately prior to such event cease to constitute a majority of the Board; or

(iii) the Company either ceases to be an independent publicly owned corporation or sells or otherwise disposes of all or substantially all the assets of the Company.

In connection with a change of control, the Compensation Committee may also cash out Awards at the higher of the highest price for shares of the Company’s common stock in reported NYSE trading or the highest price paid in any bona fide transaction related to a change of control. The 2005 Plan also contains provisions that create a mechanism for a conditional exercise in certain change of control transactions pending a cancellation of vested unexercised options.

Stock Appreciation Rights. Under the 2005 Plan, the Compensation Committee may grant an Award of SARs that entitle a Participant to receive the excess (if any) of the Fair Market Value of a share of common stock on the date of exercise of the SAR over the Fair Market Value of a share of common stock on the date of grant of the SAR (“Spread”). The Spread may only be paid in shares having a Fair Market Value on the date of payment equal to the Spread. The Compensation Committee may establish procedures for exercise and restrictions regarding the dates on which SARs may be exercised, and subject to the other provisions of the 2005 Plan, a SAR shall not be exercisable before the first anniversary date of the date of grant.

Stock Grants, Restricted Stock Grants, and Restricted Unit Grants. The Compensation Committee may in its discretion grant shares of common stock to a Participant with or without restrictions, vesting requirements or other conditions. A Restricted Stock Grant is an Award of shares of the Company’s common stock that does not vest until certain conditions established by the Compensation Committee have been satisfied. Restricted Awards must provide for vesting of such Awards over at least a three-year period, unless specifically determined otherwise by the Compensation Committee, or a one-year period if the Restricted Award is performance based (“Restriction Period”). A Restricted Unit Grant is an Award of “units” subject to similar vesting conditions, each unit having a value equal either to a share of common stock or the amount by which a share of common stock appreciates in value between the date of grant and the date at which any restrictions lapse. During the Restriction Period, a Participant may vote and receive dividends on the shares of common stock awarded pursuant to a Restricted Stock Grant but may not sell, assign, transfer, pledge or otherwise encumber such shares. During the restriction period, the certificates representing Restricted Awards will bear a restrictive legend and will be held by the Company, or will be recorded on the books of the Company’s stock transfer agent, but not issued to the Participant until the restrictions on the shares covered by the Restricted Award lapse. When the Restriction Period expires or the restriction with respect to installments of shares lapses, provided that federal income tax withholding is provided for, the Participant is entitled to receive (i) with respect to a Restricted Stock Grant, shares of common stock free and clear of restrictions on sale, assignment, transfer, pledge, or other encumbrances, or (ii) with respect to a Restricted Unit Grant, payment for the value of the units.

Restricted Awards for Non-Employee Directors. Under the 2005 Plan, non-employee directors can only receive Restricted Awards described in this paragraph. Under the 2005 Plan, on the date of each annual meeting of shareholders, each non-employee director will receive a Restricted Award consisting of that number of shares of Company common stock determined by dividing $140,000 by the closing price of a share of common stock on the date of the Award, payable only in installments as described below. The service restrictions on non-employee directors’ Restricted Awards shall lapse on the date of the next annual meeting of shareholders following the grant date, and each Restricted Award shall vest ratably in three equal installments, one-third on the date of each of the three successive annual meetings of shareholders following the grant date; provided that following the date of such initial lapse of restrictions, if a non-employee director’s service as a director terminates and the non-employee director is in good standing as determined in the sole discretion of the Board of Directors, then the Restricted Award of that non-employee director shall vest immediately. Prior to the date of such initial lapse of restrictions, no vesting shall occur upon a non-employee director’s termination of service (other than by death or disability, in which cases all Restricted Awards shall vest immediately).

Performance Bonus Awards. The Compensation Committee, in its sole discretion, may award Participants a Performance Bonus Award in the form of cash or shares of common stock, or a combination thereof, on such terms and conditions as the Compensation Committee designates. Performance Bonus Awards will be based upon evaluation of a variety of performance factors. Performance factors are to be determined prior to the period of performance, which shall be not less than one year, and may include (i) increases in earnings, earnings per share, EBITDA, revenues, cash flow, return on equity, or total shareholder return, (ii) year-end volumes of proved oil and gas reserves and/or year-end probable reserves, (iii) yearly oil and gas production, (iv) share price performance, (v) relative technical, commercial and leadership attributes, or (vi) similar performance factors. If a Performance Bonus Award is paid in whole or in part in shares of common stock, the number of shares shall be determined based upon the NYSE closing price-based Fair Market Value of such shares. Any performance Bonus Awards are subject to terms and conditions set by the Committee in its sole discretion.

Federal Income Tax Considerations

Under current U.S. federal tax law, the following are the U.S. federal income tax consequences generally arising with respect to Awards made under the 2005 Plan.

Exercise of Incentive Stock Option and Subsequent Sale of Shares

A Participant who is granted an ISO does not realize taxable income at the time of the grant or at the time of exercise. If the Participant makes no disposition of shares acquired pursuant to the exercise of an ISO before the later of two years from the date of grant or one year from such date of exercise (“statutory holding period”), any gain (or loss) realized on such disposition will be recognized as a long-term capital gain (or loss). Under such circumstances, the Company will not be entitled to any deduction for federal income tax purposes.

However, if the Participant disposes of the shares during the statutory holding period, that will be considered a disqualifying disposition. Provided the amount realized in the disqualifying disposition exceeds the exercise price, the ordinary income a Participant shall recognize in the year of a disqualifying disposition will be the lesser of (i) the excess of the amount realized over the exercise price, or (ii) the excess of the fair market value of the shares at the time of the exercise over the exercise price; and the Company generally will be entitled to a deduction for the amount of ordinary income recognized by such Participant. The ordinary income recognized by the Participant is not considered wages and the Company is not required to withhold, or pay employment taxes, on such ordinary income. Finally, in addition to the ordinary income described above, the Participant shall recognize capital gain on the disqualifying disposition in the amount, if any, by which the amount realized in the disqualifying disposition exceeds the fair market value of the shares at the time of the exercise, which shall be long-term or short-term capital gain depending on the Participant’s post-exercise holding period for such shares.

To the extent a Participant pays all or part of the exercise price of an ISO by tendering previously acquired common stock owned by such Participant, the tax consequences described above generally will apply to such exchange. However, if a Participant exercises an ISO by tendering shares previously acquired on the exercise of an ISO, a disqualifying disposition will occur if the applicable holding period requirements described above have not been satisfied with respect to the surrendered stock. The consequence of such a disqualifying disposition is that the Participant may recognize ordinary income at that time.

Notwithstanding the favorable tax treatment of ISOs for regular tax purposes, as described above, for alternative minimum tax purposes, an ISO is generally treated in the same manner as a NSO. Accordingly, a Participant must generally include as alternative minimum taxable income for the year in which an ISO is exercised the excess of the fair market value of the shares acquired on the date of exercise over the exercise price of such shares. However, to the extent a Participant disposes of such shares in the same calendar year as the exercise, only an amount equal to the Participant’s ordinary income for regular tax purposes with respect to such disqualifying disposition will be recognized for the Participant’s calculation of alternative minimum taxable income in such calendar year.

Exercise of Nonqualified Stock Option and Subsequent Sale of Shares

A Participant who is granted a NSO does not realize taxable income at the time of the grant, but does recognize ordinary income at the time of exercise in an amount equal to the excess of the fair market value of the shares acquired on the date of exercise over the exercise price of such shares; and the Company generally will be entitled to a deduction for the amount of ordinary income recognized by such Participant. The ordinary income recognized by the Participant is considered supplemental wages and the Company is required to withhold, and the Company and the Participant are required to pay, applicable employment taxes on such ordinary income.

Upon the subsequent disposition of shares acquired through the exercise of a NSO, any gain (or loss) realized on such disposition will be recognized as a long-term or short-term capital gain (or loss) depending on the Participant’s post-exercise holding period for such shares. The tax basis in the shares acquired at exercise of the NSO used to determine the amount of any capital gain or loss on a future taxable disposition of such shares is the fair market value of the shares on the date of exercise.

To the extent a Participant pays all or part of the exercise price of a NSO by tendering shares of common stock previously owned by the Participant, the tax consequences described above generally would apply. However, the number of shares received upon exercise of such option equal to the number of shares surrendered in payment of the exercise price will have the same basis and tax holding period as the shares surrendered. The additional shares received upon such exercise will have a tax basis equal to the amount of ordinary income recognized on such exercise and a holding period that commences on the date of the exercise.

Lapse of Restrictions on Restricted Stock and Subsequent Sale of Shares

When the restrictions on a Restricted Award lapse, the Participant will recognize ordinary income in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares; and the Company generally will be entitled to a deduction for the amount of ordinary income recognized by such Participant. The ordinary income recognized by the Participant is considered supplemental wages, and the Company is required to withhold, and the Company and the Participant are required to pay, applicable employment taxes on such ordinary income. Upon the subsequent disposition of the formerly restricted shares, any gain (or loss) realized on such disposition will be recognized as a long-term or short-term capital gain (or loss) depending on the Participant’s holding period for such shares after their restrictions lapse.

Under Section 83(b) of the Code, a Participant who receives an Award of restricted stock may elect to recognize ordinary income for the taxable year in which the restricted stock was received equal to the excess of the fair market value of the restricted stock on the date of the grant, determined without regard to the restrictions, over the amount (if any) paid for the restricted stock. Any gain (or loss) recognized upon a subsequent disposition of the shares will be capital gain (or loss) and will be long-term or short-term depending on the post-grant holding period of such shares. The amount recognized as taxable income is added to any amount paid for the shares to determine their tax basis. If, after making the election, a Participant forfeits any shares of restricted stock, such Participant is only entitled to a tax deduction with respect to the consideration (if any) paid for the restricted stock, not the amount elected to be included as income at the time of grant.

Stock Appreciation Rights and Performance Awards

A Participant who is granted a SAR does not realize taxable income at the time of the grant, but does recognize ordinary income at the time of exercise of the SAR in an amount equal to the excess of the fair market value of the shares (on the date of exercise) with respect to which the SAR is exercised, over the grant price of such shares; and the Company generally will be entitled to a deduction for the amount of ordinary income recognized by the such Participant.

A Named Executive Officer who has been awarded a Performance Bonus Award does not realize taxable income at the time of the grant, but does recognize ordinary income at the time the Award is paid equal to the amount of cash (if any) paid and the fair market value of shares (if any) delivered; and the Company generally will be entitled to a deduction for the amount of ordinary income recognized by the such Participant.

The ordinary income recognized by a Participant in connection with a SAR or Performance Bonus Award is considered supplemental wages and the Company is required to withhold, and the Company and the Participant are required to pay, applicable employment taxes on such ordinary income.

To the extent, if any, that shares are delivered to a Participant in satisfaction of either the exercise of a SAR, or the payment of a Performance Bonus Award, upon the subsequent disposition of such shares any gain (or loss) realized will be recognized as a long-term, or short-term, capital gain (or loss) depending on the participant’s post-delivery holding period for such shares.

Code Section 162(m)

Section 162(m) of the Code generally disallows a tax deduction to publicly held companies for compensation in excess of $1 million paid to the Company’s chief executive officer or any of the four other most highly compensated officers, not including the chief executive officer. Certain performance-based compensation is specifically exempt from the deduction limit if it otherwise meets the requirements of Section 162(m). These requirements include that the compensation be paid upon attainment of performance goals that are determined by a board’s compensation committee comprised solely of two or more outside directors, shareholder approval of the performance goals, and compensation committee certification that the goals have been met. Stock options and SARs generally qualify as “performance-based compensation.” Other awards, grants or bonuses will be “performance-based compensation” if they are so designated and if their grant, vesting or settlement is subject to the performance criteria described above meeting specified performance criteria and complying with Section 162(m) of the Code, including related regulations. Restricted stock awards that vest solely upon the passage of time do not qualify as “performance-based compensation.”

Code Section 409A

To the extent that any award under the 2005 Plan is or may be considered to involve a payment of deferred compensation or a deferral subject to Code Section 409A, the Company intends that the terms and administration of such Award shall comply with the provisions of such section, applicable Treasury Regulations, IRS guidance and good faith reasonable interpretations thereof. As was required under relevant law and regulations, the 2005 Plan was amended in order to comply with Section 409A requirements, all as specifically authorized in the 2005 Plan, and to make other technical amendments that did not require shareholder approval.

The foregoing is only a summary of the effect of U.S. federal income taxation upon employees and the Company with respect to the grant and exercise of stock options, SARs, restricted stock and performance awards under the 2005 Plan. It is not intended as tax advice to employees participating in the 2005 Plan, who should consult their own tax advisors. It does not purport to be a complete description of the tax consequences under all circumstances, nor does it describe the tax laws of any municipality, state or foreign country in which the employee’s income or gain may be taxable.

Equity Compensation Plan Information

The following table provides information as of December 31, 2011, regarding shares outstanding and available for issuance under the Company’s existing stock compensation and employee stock purchase plans:

	(a)	(b)	(c)
Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants And Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	1,375,281	$32.46	2,398,900
Equity compensation plans not approved by security holders	—	$—	—

Total	1,375,281	$32.46	2,398,900	(1)

(1)	Includes 49,754 shares remaining available for issuance under the Swift Energy Company Employee Stock Purchase Plan and 2,349,146 under the 2005 Plan.

Board Recommendation

The affirmative vote of the holders of a majority of the shares entitled to vote on, and that voted for or against or expressly abstained with respect to, Proposal 2, is required to increase the number of shares of common stock that may be issued under the 2005 Plan. Unless otherwise directed by a proxy marked to the contrary, it is the intention of the persons designated on the proxy card to vote the proxies “FOR” increasing the number of shares of common stock that may be issued under the 2005 Plan. The Board believes that such approval is essential to enable the Company to continue to attract and retain qualified employees and directors. The Board supports management’s belief that the approval of the proposal to increase the number of shares of the Company’s common stock that may be issued for Awards under the 2005 Plan will contribute to the continuation of the Company’s history of employee and director longevity, as the Company’s stock compensation plans have done in the past.

A majority of the votes cast is required to approve this Proposal 3. Brokers do not have discretion to vote on this proposal without your instruction. If you do not instruct your broker how to vote on this proposal, your broker will deliver a non-vote.

The Board of Directors unanimously recommends that shareholders vote “FOR” increasing the number of shares of common stock that may be issued under the First Amended and Restated

Swift Energy Company 2005 Stock Compensation Plan.

PROPOSAL 3 — TO AMEND THE SWIFT ENERGY COMPANY EMPLOYEE STOCK PURCHASE

PLAN TO INCREASE THE NUMBER OF SHARES OF THE COMPANY’S COMMON STOCK

AVAILABLE FOR ISSUANCE UNDER THE PLAN BY UP TO 500,000 ADDITIONAL SHARES

The purpose of the Swift Energy Company Employee Stock Purchase Plan (the “Purchase Plan”) is to provide our employees with the opportunity to acquire a proprietary interest in Swift Energy Company, thereby increasing their interest in Swift Energy, and encouraging them to remain employed with the Company. The Board has authorized, subject to shareholder approval, an amendment to the Purchase Plan, which increases the number of shares that may be issued under the Purchase Plan by up to 500,000 shares.

As originally adopted in 1993 and amended in 2008, a maximum of 700,000 shares of common stock have been reserved for the Purchase Plan, which represents approximately 1.63% of the Company’s issued and outstanding common stock as of February 29, 2012. Without shareholder approval of the proposed increase, there are 49,754 shares remaining for future grants under the Purchase Plan. If this proposal is approved, the maximum shares available for issuance under the Purchase Plan will increase to 1,200,000 (or 2.80% of the Company’s issued and outstanding shares at February 29, 2012), leaving 549,754 shares available for future issuance. Without shareholder approval, once the 49,754 remaining shares are issued, the Purchase Plan will be terminated.

The Purchase Plan is one of the many benefits offered to our employees and is used as a retention tool by the Company. More specifically, we use the Purchase Plan as an opportunity to align our employees’ interest with those of our shareholders. As of March 2, 2012, the number of participating employees was 195, approximately 66% of our total employees, with participation increasing in recent years. Our Board is proposing to increase the number of shares available under the Purchase Plan to ensure that our employees continue to have the opportunity to acquire ownership in Swift Energy. This plan is specifically designed for our non-officer employees as officers of the Company are not eligible for participation.

The Purchase Plan provides all eligible employees of the Company and its subsidiaries, except officers, the opportunity to acquire Company common stock at a 15% discount through payroll deductions, and qualifies as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code.

Eligibility. All employees of the Company and its subsidiaries, except officers, who have attained the age of 21 and are employees as of the first business day of the plan year are eligible to participate in the Purchase Plan. On December 31, 2011, 295 employees were eligible to participate in the Purchase Plan.

Administration of the Purchase Plan. The Purchase Plan is administered by the Purchase Plan’s Administration Committee. The Administration Committee is comprised of not less than two members of the Compensation Committee.

Plan Year. The plan year is a twelve-month calendar year, beginning on January 1 and ending on December 31 of each year.

Purchase Plan Provisions. Each plan year, unless the Board determines otherwise, the Compensation Committee will offer to each eligible employee the opportunity to purchase Company common stock by submitting written notice of his or her election to purchase the common stock and a payroll deduction authorization. By making a timely election to participate prior to the start of a plan year, including stating the percentage of compensation to be withheld, each eligible employee will be entitled to purchase that number of full shares which can be purchased at the exercise price with the total amount withheld. An employee may authorize a payroll deduction of up to 10% of his base salary during the plan year. The employee may elect to stop his or her payroll deductions, or decrease payroll deductions, for a given year by providing the appropriate prior written notice. Any amounts remaining credited to an employee’s payroll deduction account on the last day of the plan year, after deducting the amount for common stock purchased by the Employee, shall be refunded in cash. The exercise price for each offering will be 85% of the lower of the fair market value of Company common stock at the beginning of the plan year or the fair market value of common stock on the last day of the plan year. Fair market value is defined as the closing price of Company common stock as quoted on the NYSE.

If this proposal is not approved, no more than 700,000 shares of common stock may be sold pursuant to the Purchase Plan, subject to appropriate adjustments in the event of reorganization, merger, recapitalization, reclassification, stock split or other similar change in the Company’s capitalization. The Purchase Plan includes provisions governing the effects of a merger, consolidation or other reorganization of the Company, including a provision that permits the Company to allow for the preservation of participants’ rights in the event of such a reorganization of the Company.

No employee will be given the opportunity to purchase Company common stock under the Purchase Plan if the employee, immediately after the opportunity is granted, owns common stock possessing 5% or more of the total combined voting power or value of all classes of Company stock. No employee will be given the opportunity to purchase Company common stock which permits him or her to accrue rights to purchase common stock under the Purchase Plan (and other stock purchase plans, if others should be established) at a rate which exceeds $25,000 (or such other maximum as may be prescribed from time to time under the Internal Revenue Code) of fair market value of such stock (determined as of the first day of the plan year) for each calendar year in which the option is outstanding at any time, in accordance with the provisions of Section 423 of the Internal Revenue Code.

If a participating employee’s employment with the Company is terminated for any reason prior to expiration of a plan year, his or her participation will terminate, and any balance in his payroll deduction account will be paid in cash; however, a retired employee, and one whose employment is terminated due to disability, may continue to participate for up to 90 days after termination of employment. In the event of a participating employee’s death, his or her heirs, legatees, distributees or personal representatives may complete paying for the common stock he or she agreed to purchase by making a cash contribution to his or her payroll deduction account during the period beginning on the date of the employee’s death and ending 90 days following the employee’s death. No common stock will be purchasable under any conditions more than 27 months from the date it first became purchasable under the Purchase Plan. No rights granted under the Purchase Plan may be transferred except by will or the laws of descent and distribution and, during the lifetime of the participant to whom granted, may be exercised only by such participant.

All shares purchased under a purchase opportunity will be paid for in full at the time the opportunity is exercised by transfer of the purchase price from the employee’s payroll deduction account.

If this proposal is approved, the Company intends to register with the SEC the additional shares of Swift Energy common stock for offer and sale to employees under the Purchase Plan and for resale by the employees after acquisition.

Amendments. The Company, acting through its Board, is authorized to alter, amend, suspend or terminate the Purchase Plan, except in respects which would retroactively affect or impair the rights theretofore granted of any participant. No amendment to the number of shares which may be sold under the Purchase Plan, or which changes the classification of employees eligible to participate, will be effective unless the amendment is approved by the Company’s shareholders within twelve months of the adoption of the amendment by the Board.

Board Recommendation

The affirmative vote of the holders of a majority of the shares entitled to vote on, and that voted for or against or expressly abstained with respect to Proposal 3, is required to approve the amendment of the Purchase Plan to make additional shares available for issuance under the Purchase Plan. Unless otherwise directed by a proxy marked to the contrary, it is the intention of the persons designated on the proxy card to vote the proxies “FOR” the proposed amendment of the Purchase Plan. The Board believes that such approval is essential to enable the Company to continue to attract and retain qualified employees. The Board supports management’s belief that the approval of the proposed amendment to make up to 500,000 additional shares of the Company’s common stock available for issuance under the Purchase Plan will contribute to the continuation of the Company’s history of employee longevity.

A majority of the votes cast is required to approve this Proposal 3. Brokers do not have discretion to vote on this proposal without your instruction. If you do not instruct your broker how to vote on this proposal, your broker will deliver a non-vote.

The Board of Directors unanimously recommends that shareholders vote “FOR” amending the Swift Energy Company Employee Stock Purchase Plan to increase the number of shares available for issuance under the plan by up to 500,000 shares of the Company’s common stock.

PROPOSAL 4 — RATIFICATION OF SELECTION OF ERNST & YOUNG LLP AS SWIFT ENERGY COMPANY’S INDEPENDENT AUDITOR FOR THE FISCAL YEAR ENDING DECEMBER 31, 2012

The Audit Committee of the Board of Directors has selected Ernst & Young LLP as the independent registered public accounting firm for the Company to audit its consolidated financial statements and internal control over financial reporting for 2012. See “Audit Committee Disclosure” below for more information related to Ernst & Young LLP.

Stockholder approval or ratification is not required for the selection of Ernst & Young LLP, since the Audit Committee of the Board of Directors has the responsibility for selecting the Company’s independent auditor. However, the selection is being submitted for ratification at the Annual Meeting as a matter of good corporate practice. No determination has been made as to what action the Board of Directors would take if shareholders do not approve the appointment, but the Audit Committee may reconsider whether or not to retain the firm. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the selection of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the Company’s and its shareholders’ best interests.

The Board of Directors unanimously recommends that shareholders vote “FOR” the ratification of the selection of Ernst & Young LLP as the Company’s independent auditor.

AUDIT COMMITTEE DISCLOSURE

The Audit Committee assists the Board in fulfilling its responsibilities with respect to oversight in monitoring: (i) the integrity of the financial statements of the Company; (ii) Swift Energy’s compliance with legal and regulatory requirements; (iii) the independent auditor’s selection, qualifications and independence; and (iv) the performance of Swift Energy’s internal audit function and independent auditor. The committee is required to be comprised of three or more non-employee directors, each of whom is determined by the Board to be “independent” under the rules promulgated by the SEC under the Securities Exchange Act of 1934 (the “Exchange Act”), and meets the financial literacy and experience requirements under the rules or listing standards established by the NYSE, all as may be amended from time to time. In addition, at least one member of the committee must satisfy the definition of audit committee financial expert as such term may be defined from time to time under the rules promulgated by the SEC. The Board has determined that Ms. Cannon and Mr. Smith qualify as audit committee financial experts, that each member of the Audit Committee is independent as defined in the NYSE listing standards and the rules of the SEC, and each meets the financial literacy and experience requirements established by the NYSE. A report of the Audit Committee appears later in this proxy statement. The Audit Committee is comprised of Ms. Cannon (Chair) and Messrs. Smith and Swindells.

Preapproval Policies and Procedures

The charter of the Audit Committee provides that the Audit Committee shall approve, in its sole discretion, any professional services to be provided by the Company’s independent auditor, including audit services and significant non-audit services (significant being defined for these purposes as non-audit services for which fees in the aggregate equal 5% or more of the base annual audit fee paid by the Company to its independent auditor), before such services are rendered, and consider the possible effect of the performance of such latter services on the independence of the auditor. The Audit Committee may delegate preapproval authority to a member of the Audit Committee. The decisions of any Audit Committee member to whom preapproval authority is delegated must be presented to the full Audit Committee at its next scheduled meeting. All of the services described below for 2011 and 2010 were preapproved by the Audit Committee before Ernst & Young LLP was engaged to render the services.

Services Fees Paid to Independent Public Accounting Firm

Ernst & Young LLP, certified public accountants, began serving as the Company’s independent auditor in 2002. The Audit Committee, with ratification of the shareholders, engaged Ernst & Young LLP to perform an annual audit of the Company’s financial statements for the fiscal year ended December 31, 2011. A representative from Ernst & Young LLP will be present at this year’s Annual Meeting. Such representative will have the opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions.

The following table presents fees and expenses billed by Ernst & Young LLP for its audit of the Company’s annual consolidated financial statements and for its review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for 2011 and 2010, and for its audit of internal control over financial reporting for 2011 and 2010, and for other services provided by Ernst & Young LLP.

	2011	2010
Audit Fees	$1,386,660	$1,303,093
Audit-Related Fees	0	0
Tax Fees	205,344	40,515
All Other Fees	0	0

Totals	$1,592,004	$1,343,608

The Audit Fees for 2011 include approximately $100,000 related to services performed by Ernst & Young LLP in connection with the Company’s 2011 issuance of $250 million of 7-7/8% Senior Notes, the related offering memorandum and other statutory filings. The Audit Fees for 2010 include approximately $100,000 related to services performed by Ernst & Young LLP in connection with the Company’s 2010 equity offering, the related registration statements and other statutory filings. The tax services provided in 2011 and 2010 generally consisted of compliance, tax advice and tax planning services. The tax planning services generally consisted of U.S. federal, state, local and international tax planning, compliance and advice, and expatriate tax services. In 2011, we increased the scope of services provided for federal and state tax return preparation. Ernst & Young LLP also provided assistance in response to IRS audit inquiries.

Report of the Audit Committee

In connection with the financial statements for the fiscal year ended December 31, 2011, the Audit Committee has:

•	reviewed and discussed the audited financial statements with management;

•

discussed with Ernst & Young LLP, the Company’s independent registered public accounting firm (the “Auditor”), the matters required to be discussed by the Statement on Auditing Standards (“SAS”) No. 61 (codification of SAS AU § 380) as adopted by the Public Accounting Oversight Board in Rule 3200T, as amended; and

•

obtained the written disclosures and the letter from the Auditor in accordance with the applicable requirements of the Public Company Accounting Oversight Board regarding the Auditor’s communications with the Audit Committee concerning independence, and has discussed with the Auditor the Auditor’s independence.

Based on the reviews and discussion referred to above, we have recommended to the Board of Directors that the Company’s audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

AUDIT COMMITTEE

Deanna L. Cannon (Chair)

Clyde W. Smith, Jr.

Charles J. Swindells

PROPOSAL 5 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) requires all public companies to solicit from stockholders an advisory non-binding vote to approve the compensation of Named Executive Officers in accordance with SEC rules. At the 2011 annual meeting, Swift Energy shareholders approved an annual advisory vote on the compensation of Swift Energy’s Named Executive Officers, and the Board of Directors determined to submit such an advisory “say-on-pay” proposal to shareholders annually.

Swift Energy’s executive compensation program is largely based on a pay-for-performance philosophy and is designed to align the interests of our officers with those of our stockholders and to support the long-term business objectives and corporate values that steer success. The Compensation Committee has recently taken steps to modify a portion of our compensation program, including: (1) adopting stock ownership guidelines for all board members and certain officers of the Company, and (2) engaging an independent compensation consultant to provide benchmarking data and benchmarking of program design for implementing performance equity awards that are based upon specific operational and financial metrics as an additional element of our executive compensation program, which are to be introduced through performance awards in 2013. Other than these actions, the Committee maintained compensation practices related to 2011 executive compensation similar to those used in 2010 because of the attainment of a high level of corporate performance in 2011, including exceeding most of 2011’s corporate performance targets. Please refer to “Executive Compensation—Compensation Discussion and Analysis” for an overview of the compensation of Swift Energy’s Named Executive Officers.

We are asking for stockholder approval of the compensation of our Named Executive Officers as disclosed in this proxy statement in accordance with SEC rules, which disclosures include the disclosures under “Executive Compensation—Compensation Discussion and Analysis,” the compensation tables and the narrative discussion following the compensation tables. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the policies and practices described in this proxy statement.

This vote is advisory and therefore stockholder approval or ratification is not required, as the Compensation Committee of the Board of Directors has the responsibility for determining executive compensation. The Compensation Committee values the opinions of the Company’s shareholders. No determination has been made as to what action the Board of Directors may take if shareholders do not approve the executive compensation, but the Compensation Committee will consider voting results and how they should be addressed.

A majority of the votes cast is required to approve this Proposal 5. Brokers do not have discretion to vote on this proposal without your instruction. If you do not instruct your broker how to vote on this proposal, your broker will deliver a non-vote.

The Board of Directors unanimously recommends that shareholders vote “FOR” the approval of the compensation of Swift Energy’s Named Executive Officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers, and persons who own more than 10% of the Company’s common stock to file reports with the SEC regarding their ownership of, and transactions in, the Company’s common stock. SEC regulations require Swift Energy to identify anyone who filed a required report late during the most recent fiscal year. Based on a review of the Forms 3 and 4 filed during the 2011 fiscal year and written certifications provided to the Company, the Company believes that all of these reporting persons timely complied with their filing requirements during 2011, with the exception of Mr. Swindells, whose transactions of March 5, 2011 and September 9, 2011, were filed on February 10, 2012, and December 29, 2011, respectively.

SHAREHOLDER PROPOSALS

Pursuant to various rules promulgated by the SEC, a shareholder who seeks to include a proposal in the Company’s proxy materials for the annual meeting of the shareholders of the Company to be held in 2013 must timely submit such proposal in accordance with SEC Rule 14a-8 to the Company, addressed to the Secretary, Swift Energy Company, 16825 Northchase Drive, Suite 400, Houston, Texas 77060, no later than November 29, 2012. Further, a shareholder may not submit a matter for consideration at the 2013 annual meeting, unless the shareholder shall have timely complied with the requirements in the Company’s Bylaws. The Bylaws state that in order for business to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the Secretary of the Company. To be timely, a shareholder’s notice must be delivered to or mailed and received at the principal executive offices of the Company not less than 60 days or more than 90 days prior to the date of the annual meeting. A notice given pursuant to this advance notice Bylaw will not be timely with respect to the Company’s 2013 annual meeting unless duly given by no later than March 22, 2013, and no earlier than February 20, 2013.

The Corporate Governance Committee will consider shareholder recommendations of individuals for membership on the Board upon written request by a shareholder in accordance with the procedures for submitting shareholder proposals. For more information on shareholders’ nomination of directors refer to page 12 (Nomination for Directors) in this proxy statement.

With respect to business to be brought before the 2012 Annual Meeting, the Company has not received any notices, proposals, or nominees from shareholders that the Company is required to include in this proxy statement.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

The Board of Directors welcomes questions or comments about the Company and its operations. Any communications that shareholders or other interested parties may wish to send to the Board of Directors or the non-management-independent directors may be directly sent to the following address:

Lead Director

Swift Energy Company

c/o CCI

P.O. Box 561915

Charlotte, NC 28256

Historically, the Company’s annual meeting of its Board of Directors was held to coincide with the annual meeting of its shareholders and a majority of the directors would attend the annual meeting of shareholders; however, with the increased responsibilities and time requirements in connection with the Board meeting, the Board’s annual meeting is now held one week before the shareholders’ annual meeting. Therefore, the Company does not have a policy with regard to Board members’ attendance at its annual meetings of shareholders. Although some of the members of the Board will attend the 2012 Annual Meeting, it is not expected that a majority will be in attendance. Those in attendance will be available to address shareholder questions. Two directors attended the 2011 Annual Meeting.

FORWARD-LOOKING STATEMENTS

The statements contained in this proxy statement that are not historical are “forward-looking statements,” as that term is defined in Section 21E of the Exchange Act, that involve a number of risks and uncertainties. Forward-looking statements use forward-looking terms such as “believe,” “expect,” “may,” “intend,” “will,” “project,” “budget,” “should,” “anticipate” or other similar words. These statements discuss “forward-looking” information such as future net revenues from production and estimates of oil and gas reserves. These forward-looking statements are based on assumptions that the Company believes are reasonable, but they are open to a wide range of uncertainties and business risks, including the following:

•	fluctuations of the prices received or demand for crude oil and natural gas over time;

•	interruptions of operations and damages due to hurricanes and tropical storms;

•	geopolitical conditions or hostilities;

•	uncertainty of reserves estimates;

•	operating hazards;

•	unexpected substantial variances in capital requirements;

•	environmental matters; and

•	general economic conditions.

Other factors that could cause actual results to differ materially from those anticipated are discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011. The Company will not update these forward-looking statements unless required to do so by applicable law.

ANNUAL REPORT ON FORM 10-K

Upon written request, Swift Energy will provide any shareholder of the Company, at no charge, a copy of the Company’s Annual Report on Form 10-K for 2011, as filed with the SEC, including the financial statements and schedules, but without exhibits. Direct requests should be made by mail to Swift Energy Company, Investor Relations Department, 16825 Northchase Drive, Suite 400, Houston, Texas 77060; by telephone at (281) 874-2700 or (800) 777-2412; or by email to info@swiftenergy.com.

GENERAL

The information contained in this proxy statement in the sections entitled “Proposal 1—Election of Directors,” “Proposal 2—To Increase the Number of Shares of Common Stock That May Be Issued Under the First Amended and Restated Swift Energy Company 2005 Stock Compensation Plan,” “Proposal 3—To Amend the Swift Energy Company Employee Stock Purchase Plan to Increase the Number of Shares of the Company’s Common Stock Available for Issuance under the Plan by Up to 500,000 Additional Shares,” “Proposal 4—To Ratify the Selection of Ernst & Young LLP as Swift Energy Company’s Independent Auditor for the Fiscal Year Ending December 31, 2012,” “Proposal 5—Advisory vote on the compensation of Swift Energy’s named executive officers as presented in this proxy statement,” “Compensation Committee Report,” and “Audit Committee Report” shall not be deemed incorporated by reference by any general statement incorporating by reference any information contained in this proxy statement into any filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates by reference the information contained in such sections, and shall not otherwise be deemed filed under the Securities Act or the Exchange Act.

By Order of the Board of Directors,

Bruce H. Vincent

President and Secretary

Houston, Texas

March 29, 2012

SWIFT ENERGY COMPANY

The Board of Directors Solicits This Proxy for the

Annual Meeting of Shareholders to be held on May 8, 2012

The undersigned hereby constitutes and appoints Terry E. Swift, Bruce H. Vincent and Alton D. Heckaman, Jr., or any one of them, with full power of substitution and revocation of each, the true and lawful attorneys and proxies of the undersigned at the Annual Meeting of Shareholders (the “Meeting”) of SWIFT ENERGY COMPANY (the “Company”) to be held on Tuesday, May 8, 2012, at 3 p.m. Houston time, at the Hilton Houston North, 12400 Greenspoint Drive, Houston, Texas, or any adjournments or postponements thereof, and to vote the shares of common stock of the Company standing in the name of the undersigned on the books of the Company (or which the undersigned may be entitled to vote) on the record date for the Meeting with all powers the undersigned would possess if personally present at the Meeting.

(Continued and to be SIGNED on REVERSE side)

ANNUAL MEETING OF SHAREHOLDERS OF

SWIFT ENERGY COMPANY

MAY 8, 2012

PROXY VOTING INSTRUCTIONS

INTERNET – Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.
TELEPHONE – Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.

Vote online/phone until 11:59 PM EDT the day before the meeting.	COMPANY NUMBER

MAIL – Date, sign and mail your proxy card in the envelope provided as soon as possible.	ACCOUNT NUMBER
IN PERSON – You may vote your shares in person by attending the Annual Meeting.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://materials.proxyvote.com/870738

i Please detach along perforated line and mail in the envelope provided. i

The Board of Directors recommends a vote “FOR” Proposals 1, 2, 3, 4 and 5.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR

VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

Proposal Election of Directors:

1	Class I Nominees (Term to expire 2015)				FOR	AGAINST	ABSTAIN
				PROPOSAL 2: Approval to amend the number of shares of common stock that may be issued under the First Amended and Restated Swift Energy Company 2005 Stock Compensation Plan	☐	☐	☐

☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES	NOMINEES: O Clyde W. Smith Jr. O Terry E. Smith O Charles J. Swindells		PROPOSAL 3: To amend the Swift Energy Company Employee Stock Purchase Plan to increase the number of shares of the Company’s common stock available for issuance under the plan by up to 500,000 additional shares.	☐	☐	☐
				PROPOSAL 4: To ratify the selection of Ernst & Young LLP as Swift Energy’s independent auditor for the fiscal year ending December 31, 2012.	☐	☐	☐
☐	FOR ALL EXCEPT (See instructions below)
				PROPOSAL 5: To conduct a non-binding advisory vote on the compensation of Swift Energy’s named executive officers as presented in the proxy statement.	☐	☐	☐

INSTRUCTIONS:		To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

This proxy will be voted in accordance with the specifications made hereon. If NO specification is made, the shares will be voted “FOR” Proposals 1, 2 3, 4 and 5.

The undersigned hereby acknowledges receipt of the Notice of 2012 Annual Meeting of Shareholders, the Proxy Statement and the 2011 Annual Report to Shareholders furnished herewith.

PLEASE SIGN, DATE AND RETURN IN THE ENCLOSED POSTAGE PAID, PRE-ADDRESSED ENVELOPE.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:
Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder must sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF SHAREHOLDERS OF

SWIFT ENERGY COMPANY

MAY 8, 2012

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card

are available at http://materials.proxyvote.com/870738

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

i  Please detach along perforated line and mail in the envelope provided.   i

The Board of Directors recommends a vote “FOR” Proposals 1, 2, 3, 4 and 5.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR

VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

Proposal Election of Directors:					FOR	AGAINST	ABSTAIN
1.	Class I Nominees (Term to expire 2015)			PROPOSAL 2: Approval to amend the number of shares of common stock that may be issued under the First Amended and Restated Swift Energy Company 2005 Stock Compensation Plan	☐	☐	☐
NOMINEES:
☐	FOR ALL NOMINEES	O Clyde W. Smith Jr. O Terry E. Smith O Charles J. Swindells
☐ ☐	WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)

PROPOSAL 3: To amend the Swift Energy Company Employee Stock Purchase Plan to increase the number of shares of the Company’s common stock available for issuance under the plan by up to 500,000 additional shares.

					☐	☐	☐
				PROPOSAL 4: To ratify the selection of Ernst & Young LLP as Swift Energy’s independent auditor for the fiscal year ending December 31, 2012.	☐	☐	☐

				PROPOSAL 5: To conduct a non-binding advisory vote on the compensation of Swift Energy’s named executive officers as presented in the proxy statement.	☐	☐	☐

INSTRUCTIONS:		To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

This proxy will be voted in accordance with the specifications made hereon. If NO specification is made, the shares will be voted “FOR” Proposals 1, 2 3, 4 and 5.

The undersigned hereby acknowledges receipt of the Notice of 2012 Annual Meeting of Shareholders, the Proxy Statement and the 2011 Annual Report to Shareholders furnished herewith.

PLEASE SIGN, DATE AND RETURN IN THE ENCLOSED POSTAGE PAID, PRE-ADDRESSED ENVELOPE.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Shareholder	Date	Signature of Shareholder	Date

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder must sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.